Exhibit 1

MAGNA INTERNATIONAL INC.

Annual Information Form

March 27, 2020

Annual Information Form

2	Forward-Looking Statements

4	Corporate Structure

4	About Magna

6	Our Industry

8	Our Business & Strategy

15	Risk Factors

21	Description of the Business

32	Innovation and Research & Development

35	Capital Structure, Financings & Credit Ratings

38	Directors & Executive Officers

41	Legal Proceedings

41	Other Information

43	Schedules

46	Appendix 1 – Automotive Trend Case Studies

50	Appendix 2 – Sustainability Report 2019

IMPORTANT INFORMATION ABOUT THIS DOCUMENT

This Annual Information Form (“AIF”) provides information about Magna International Inc. (“Magna”), including its industry, corporate structure, strategy, risk factors relating to its business and operations, products and services, sustainability activities, and other information related to its business activities.

Readers should note that in this AIF:

•	we use the terms “you” and “your” to refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna Inc. and, where applicable, its subsidiaries.

•	we use the term “Executive Management” to refer to our Chief Executive Officer, together with all other corporate Executive Vice-Presidents.

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we use the term “Operating Group management” to refer to our management within each of the product capabilities described in this AIF in “Section 6 – Description of the Business – Products & Services”.

•	all amounts are presented in U.S. dollars, unless we have stated otherwise.

•	a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.

•	sales figures disclosed have been prepared in accordance with United States Generally Accepted Accounting Principles International (U.S. GAAP).

•	where we have referred to specific customers or competitors, the reference includes the customers’ operating divisions and subsidiaries, unless otherwise stated.

•	manufacturing operations, product development, engineering and sales (“PDE&S”) centres and employee figures include certain equity-accounted operations.

•

references to our “Circular” refer to our Management Information Circular/Proxy Statement dated March 27, 2020 for our virtual-only 2020 Annual Meeting of Shareholders to be held on May 7, 2020 (the “Meeting”).

•	information is current as of March 20, 2020, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

We disclose “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) to provide information about management’s current expectations and plans. Such forward-looking statements may not be appropriate for other purposes.

Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “aim”, “forecast”, “outlook”, “project”, “estimate”, “target” and similar expressions suggesting future outcomes or events to identify forward- looking statements.

Forward-looking statements in this AIF include, but are not limited to, statements relating to:

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implementation of our business strategy, including: strategic initiatives relating to vehicle lightweighting; powertrain electrification, active aerodynamics, autonomous driving systems and smart mobility solutions; the evolution of our product portfolio; and our customer, geographic, talent management and innovation/R&D strategies;

•	implementation of our segment-specific strategic initiatives;
•	implementation of our financial strategy, including future returns of capital to our shareholders through dividends and share repurchases;
•	implementation of our sustainability strategy and initiatives; and
•	estimates of future environmental clean-up and remediation costs

Our forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

While we believe we have a reasonable basis for making such forward-looking statements, they are not a guarantee of future performance or outcomes. Whether actual results and developments conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

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Risks Related to the Automotive Industry

•  economic cyclicality;

•  regional production volume declines, including as a result of the COVID-19 (Coronavirus) pandemic;

•  intense competition;

•  potential restrictions on free trade;

•  trade disputes/tariffs;

Customer and Supplier Related Risks

•  concentration of sales with six customers;

•  inability to significantly grow our business with Asian customers;

•  OEM consolidation and cooperation;

•  shifts in market shares among vehicles or vehicle segments;

•  shifts in consumer “take rates” for products we sell;

•  dependence on outsourcing;

•  quarterly sales fluctuations;

•  potential loss of any material purchase orders;

•  a deterioration of the financial condition of our supply base;

Manufacturing/Operational Risks

•  product and new facility launch risks;

•  operational underperformance;

•  restructuring costs;

•  impairment charges;

•  labour disruptions;

•  COVID-19 (Coronavirus) shutdowns;

•  supply disruptions and applicable costs related to supply disruption mitigation initiatives, including as a result of the COVID-19 (Coronavirus) pandemic;

•  climate change risks;

•  attraction/retention of skilled labour;

IT Security/Cybersecurity Risks

•  IT/cybersecurity breach;

•  product cybersecurity breach;

Pricing Risks

•  pricing risks between time of quote and start of production;

•  price concessions;

•  commodity costs;

•  declines in scrap steel/aluminum prices;

Warranty Risks

•  costs to repair or replace defective products, including due to a recall;

•  warranty or recall costs that exceed warranty provision or insurance coverage limits;

•  product liability claims;

Acquisition Risks

•  competition for strategic acquisition targets;

•  inherent merger and acquisition risks;

•  acquisition integration risk;

Other Business Risks

•  risks related to conducting business through joint ventures;

•  our ability to consistently develop and commercialize innovative products or processes;

•  our private equity investments in technology companies;

•  our changing business risk profile as a result of increased investment in electrification and autonomous/assisted driving, including: higher R&D engineering costs, and challenges in quoting for profitable returns on products for which we may not have significant quoting experience;

•  risks of conducting business in foreign markets;

•  fluctuations in relative currency values;

•  an increase in our pension funding obligations;

•  tax risks;

•  reduced financial flexibility as a result of an economic shock;

•  inability to achieve future investment returns that equal or exceed past returns;

•  changes in credit ratings assigned to us;

•  the unpredictability of, and fluctuation in, the trading price of our Common Shares;

•  a reduction or suspension of our dividend;

Legal, Regulatory and Other Risks

•  antitrust risk;

•  legal claims and/or regulatory actions against us;

•  changes in laws and regulations, including those related to vehicle emissions; and

•  environmental compliance costs.

In evaluating forward-looking statements or forward-looking information, we caution readers not to place undue reliance on any forward-looking statement, and readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements, including the risks, assumptions and uncertainties above that are discussed in greater detail in this AIF under “Section 5 – Risk Factors”.

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1. CORPORATE STRUCTURE

ISSUER

Magna was originally incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of amended and restated articles of incorporation dated December 31, 2017, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1. Our Common Shares trade on the Toronto Stock Exchange (MG) and the New York Stock Exchange (MGA). For a list of our principal subsidiaries and investments, please refer to Schedule A.

2. ABOUT MAGNA

OVERVIEW

Magna is a mobility technology company that is helping pave the way to the future with innovative products and processes. We have more than 165,000 entrepreneurial-minded employees and 346 manufacturing operations and 94 PDE&S centres in 27 countries, as follows.

Our operations and Operating Group management are aligned under the following product-oriented operating segments:

•	Body Exteriors & Structures

•	Power & Vision
•	Seating Systems

•	Complete Vehicles

Each of these reporting segments and the underlying product capabilities within each segment are discussed in greater detail in “Section 6 – Description of the Business – Products & Services”.

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OUR CORPORATE CULTURE

At Magna’s foundation is an entrepreneurial, decentralized, fair enterprise culture, the key elements of which are as follows.

Entrepreneurialism and Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity.

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Our manufacturing and assembly operations are conducted through “Divisions”, each of which is an autonomous business unit operating within pre-determined guidelines. Each Division is a separate profit centre under the authority of a general manager who has the discretion to determine rates of pay, hours of work and sources of supply, within the framework of our Employee’s Charter, our Global Labour Standards Policy and our Operational Principles (each as described below), as well as our corporate policies.

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Divisions are aligned globally by product area in Operating Groups. Operating Group management is responsible for overseeing the Divisions within its product area(s), including approval of Divisional business plans and preparation of Group business plans for presentation to Executive Management. Our Operating Groups are aligned under four reporting segments overseen by members of Executive Management to ensure that the Operating Groups are: taking advantage of cross-Group synergies; sharing research and development and best practices; and consistently approaching technology trends that impact their business and our customers.

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Our Executive Management team, led by our CEO: allocates capital; oversees mergers, acquisitions and strategic alliances; manages global marketing and customer strategies; develops employee policies and programs; manages leadership training, development and succession planning; and develops common finance, internal controls, compliance, IT, quality, environmental, health & safety, ergonomics and other policies, programs or global standards. In addition, Executive Management interfaces with the investment community and is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of Operating Group management.

Employee’s Charter & Global Labour Standards Policy

We are committed to operating our business in a way that is based on fairness and concern for our employees. Our Employee’s Charter sets out key principles outlining this commitment. We have adopted a Global Labour Standards Policy, which further articulates our Fair Enterprise Culture and provides a framework for our commitment to fundamental human rights and international labour relations. See “Appendix 2 – Sustainability Report 2019 – Section 4.2 Fairness and Concern for Employees” for a description of our human resource principles, including our Employee’s Charter, as well as the details of our Global Labour Standards Policy and the key commitments that it sets out.

World Class Manufacturing & Our Operational Principles

As part of our efforts to implement World Class Manufacturing in our facilities globally, each facility is required to adhere to a set of Operational Principles that define a set of common goals and recommend tools/business practices in the following areas: Employee Focus; Safe and Healthful Work Environment; Pride in Craftsmanship and Total Quality; Integrity and Respect; Operational Effectiveness; Scrap and Waste Elimination; Operational Availability; Communication; and Recognition and Rewards. The Magna Operational Principles are linked to our MAFACT assessment system (detailed in “Section 6 – Description of the Business – Manufacturing & Engineering”) to allow our operations to continually measure their progress in achieving World Class Manufacturing.

Incentive-Based Management Compensation

We maintain an incentive-based compensation system for management, which directly links short-term incentive compensation to the operational performance of an applicable business unit, as measured by profitability. In the case of our Divisions and Operating Groups, the short-term incentive formula also takes into account capital efficiency through a charge for funds employed. Compensation for Executive Management takes capital efficiency into account through equity compensation linked to return on invested capital, and also addresses sensitivity to stock market performance through equity compensation linked to total shareholder return relative to a group of industry peers. Our approach to executive compensation is described in further detail in the sections of our Circular titled “Compensation and Performance Report” and “Compensation Discussion & Analysis”.

Sustainability

We are committed to being a responsible corporate citizen that conducts business in a manner that balances profits, people and planet. Magna accepts the reality of climate change and the importance of addressing sustainability in our operations. For a full discussion of our sustainability strategy and initiatives, see “Appendix 2 – Sustainability Report 2019”.

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3. OUR INDUSTRY

GENERAL

The global automotive industry is a complex, high-tech manufacturing industry. Magna is a mobility technology company and Tier 1 supplier of automotive parts. Tier 1 automotive suppliers (“Tier 1 Suppliers”) design, engineer and manufacture components, assemblies, systems, subsystems and modules for original equipment manufacturers (“OEMs” or “automobile manufacturers”) of vehicles and light trucks. Tier 1 Suppliers source subcomponents from Tier 2 and other sub-suppliers, which are integrated into the products sold by the Tier 1 Suppliers directly to OEMs.

The global automotive industry is cyclical and is sensitive to a broad range of macroeconomic and political factors. While the global industry had been in the growth phase of a cycle, which began in 2010, production volumes declined in some key auto production regions of the world in 2019. Some of the macroeconomic and political factors which currently appear to be having a negative effect on the industry as a whole include: changing economic conditions; impact of the COVID-19 (Coronavirus) pandemic; accelerating focus on the impact of climate change; increasing localization of production; and uncertain commitment to multilateral trade, as well as tariffs and trade wars in some of our key markets. See “Section 4 – Our Business & Strategy – Macroeconomic and Political Trends” for details of how these trends affect Magna and the automotive industry. See also “Industry Trends” in our Management’s Discussion & Analysis of Results of Operations and Financial Position for the year ended December 31, 2019 (“MD&A”).

AUTOMOTIVE PRODUCTION MARKETS

OEMs have historically built their vehicles in the regions where those vehicles are primarily sold and, as a result, many OEMs have established manufacturing facilities in multiple countries. Since OEMs typically use lean manufacturing and supply chain management techniques in their operations, many Tier 1 Supplier facilities are located relatively close to OEM facilities to reduce the cost and risks associated with longer supply chains. See “Section 6 – Description of the Business – Manufacturing & Engineering” for details of Magna’s global manufacturing footprint.

China, Europe, North America, Japan, India and South Korea represent the largest automotive production markets globally, accounting for approximately 89% of vehicles produced globally. China’s approximate 27% share of global production led all markets in 2019. The local demand for vehicles in China, India and other markets outside of North America and Western Europe has increased significantly in recent years, although 2019 sales and production were lower than in previous years. This increasing local demand through most of the past decade has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. In addition, there has been increasing migration of component system and vehicle design, development and engineering to certain of these markets, particularly China.

CUSTOMERS

OEMs produced over 91 million light vehicles in 2019. The top 15 OEMs, representing 84% or approximately 76 million vehicles based on 2019 light vehicle production, were:

1. Toyota Motor Corporation	9. Groupe PSA

2. Volkswagen Group	10. Daimler AG

3. Renault-Nissan-Mitsubishi Alliance	11. BMW AG

4. Hyundai Motor Group	12. Zhejiang Geely Holding Group

5. General Motors Company	13. Suzuki Motor Corporation

6. Honda Motor Company	14. SAIC-GM-Wuling Automobile*

7. Ford Motor Company	15. Mazda Motor Corporation

8. Fiat Chrysler Automotive

Source: Autoforecast Solutions

*	A joint venture between SAIC Motor, General Motors, and Liuzhou Wuling Motors Co Ltd.

There have been a number of examples of OEM consolidation in recent years, including the proposed merger of Fiat Chrysler Automotive and Groupe PSA announced on December 18, 2019. If this merger had been completed as of December 31, 2019, the combined company would have represented the fourth largest OEM based on 2019 volumes. OEM consolidation presents both opportunities as well as risks to automotive suppliers. See “Section 5 – Risk Factors – Customer Consolidation and Cooperation.”

The considerable growth of the Chinese automotive market over the past decade has led to the significant growth of several Chinese OEMs, including SAIC and Geely, as listed above. For a list of our top customers on a consolidated basis and within each reporting segment, see “Section 6 – Description of the Business – Products & Services”.

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COMPETITION

The global Tier 1 automotive supply industry is highly competitive, capital intensive and is characterized by high barriers to entry in some product areas. For most of our Operating Groups, competition comes primarily from automobile manufacturers and from other automotive suppliers, including ones in which one or more automobile manufacturers may have direct or indirect investments. Our Magna Electronics Group, however, faces competition from other electronics suppliers which are looking to enter the automotive industry. Specifically, with the growing importance of electronics in the automotive value chain, a number of electronics and semiconductor companies have entered or expanded their presence in the automotive industry. Additionally, disruptive technology innovators are changing the competitive landscape of the automotive industry through the development of high-value product and service offerings. To take advantage of growing opportunities relating to vehicle electrification, vehicle autonomy and smart mobility, OEMs and certain suppliers often enter into strategic partnerships, joint ventures or collaborations with technology and software companies.

The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, which may include: price; quality; proprietary technologies; ability to supply products from multiple manufacturing sites in support of global production programs; scope of in-house tooling, manufacturing and engineering capabilities; existing agreements; historical performance; timeliness of delivery; the supplier’s overall relationship with the automobile manufacturer, including service, quality and responsiveness to the customer; financial strength; expertise/experience regarding technology in the automotive industry (ability to “auto-qualify”); and other factors. Competition has also intensified as automobile manufacturers continue to reduce the number of Tier 1 Suppliers as they increase the number and range of vehicles built from high-volume global platforms.

The number of competitors that are asked by automobile manufacturers to bid on any individual product has been reduced in many cases. We expect further reductions as a result of the increasing preference of automobile manufacturers to deal with fewer suppliers and reward those suppliers with earlier and deeper involvement.

Based on 2018 global automotive parts sales to OEMs, the top 10 Tier 1 Suppliers globally were:

Supplier	Key Automotive Products**	Supplier	Key Automotive Products**
1. Robert Bosch	Powertrain solutions, chassis systems control, electrical drives, car multimedia, electronics, aftermarket products, steering, connected mobility solutions	6. Aisin Seiki Co.*	Powertrain, chassis and vehicle safety systems, body, information and communications technology (ICT) and electronics, aftermarket products

2. Denso Corporation*	Thermal systems, powertrain systems, electrification systems, mobility systems, electronic systems	7. Hyundai Mobis*	In-vehicle infotainment (IVI) systems, braking, steering, lamps, safety, suspension, autonomous driving, electrification systems

3. Magna International Inc.	Body and chassis, exteriors, roof systems, powertrain, electronics, mirrors and lighting, mechatronics, seating systems, vehicle engineering and manufacturing	8. Lear Corporation	Seating, electricaldistribution systems, electronic control modules, electrification products, connectivity products

4. Continental Corporation	Chassis and safety, interior, powertrain, tires, rubber/plastic/metal/fabric/electronics products/systems	9. Faurecia S.A.	Seating, interiors, clean mobility (exhaust systems), smart cockpit electronics & software integration

5. ZF Friedrichshafen AG	Powertrain, chassis, driveline, braking systems, e-Mobility steering, electronics, active & passive safety systems	10.Valeo S.A.*	Comfort and driving assistance systems, powertrain systems, thermal systems, visibility systems, aftermarket products and services

Source: Automotive News (supplement) (June 24, 2019)

*	OEM subsidiary or OEM investee.
**	Key automotive product descriptions are based on information from each Tier 1 Supplier’s website.

A number of Tier 1 Suppliers can produce some or many of the same types of components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or other resources than we do and some of them may be stronger in markets in which we operate. A list of our key competitors within each product capability in our reporting segments can be found in “Section 6 – Description of the Business – Products & Services”.

Magna’s Competitive Advantage

We believe that our competitive advantage lies in our ability to take a “holistic” view of the vehicle due to the breadth of our product and systems capabilities, as well as our full-vehicle development, engineering and assembly and process capabilities. These factors are supported by our strong balance sheet and reinforced by our entrepreneurial culture.

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4. OUR BUSINESS & STRATEGY

BUSINESS DRIVERS

Our business and operating results are dependent on the levels of North American, European and Chinese car and light truck production by our customers. OEM vehicle production levels are generally aligned with vehicle sales levels. While we supply systems and components to every major OEM, we do not supply systems and components for every vehicle, nor is the value of our content consistent from one vehicle to the next. As a result, customer and program mix relative to market trends, as well as the value of our content on specific vehicle production programs, are important drivers of our performance. Key factors impacting production volumes, product/customer mix, content and legislative/regulatory trends are listed below.

Growth Driver	Factors Potentially Impacting Growth Driver

Vehicle Production Volumes

•  General economic and political conditions

•  Vehicle sales levels, which are affected by:

•  General economic conditions

•  Consumer confidence levels / housing, job and stock market trends

•  Vehicle pricing and purchase incentives

•  Interest rates and/or availability of credit

•  Purchase/lease finance rates and availability

•  Fuel prices

•  Infrastructure considerations

•  Free trade agreements and trade disputes

•  Relative currency values

•  Labour relations considerations

•  Regulatory considerations

•  Geographic location

Customer and Program Mix

•  OEM outsourcing strategy, as well as their supplier preferences and relationships

•  Business relations between us and each of our OEM customers

•  Our ability to supply products from multiple production locations for global vehicle platforms

•  Our capital allocation decisions

•  Competitiveness of our products

•  Exclusivity of our products due to certain intellectual property rights

•  OEM consolidation and cooperation

Magna Content on Specific Programs or Platforms

•  OEM outsourcing strategy and supplier preferences

•  Our ability to supply products from multiple production locations for global vehicle platforms

•  Our capital allocation decisions

•  Technological, visual, haptic and other features/attributes of our products compared to competing products or the overall cost of such products to the end consumer

•  Pricing of our products relative to competing products

•  Our ability to achieve customers’ efficiency-related price reduction targets over the life of the program

•  Perception/reputation for product quality, as well as timeliness of delivery

•  Our product engineering capabilities

•  Our ability to finance pre-production engineering costs

•  Whether we have complete vehicle assembly responsibility

•  The scope of our authority relative to the OEM, regarding sourcing of sub-components or products which are incorporated into the systems which we supply

•  Consumer “take rates” for products we sell

•  Collaboration among our Operating Groups

•  Reduction of certain features by OEMs to increase vehicle affordability

Legislative/regulatory trends promoting sustainability and safety	• Regulatory vigour in mandating higher fuel efficiency, lower carbon emissions and/or enhanced safety features

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MACROECONOMIC AND POLITICAL TRENDS

The global automotive industry is cyclical and is affected by a broad range of macroeconomic and political factors. While the global industry had been in the growth phase of a cycle, which began in 2010, production volumes declined in some key auto production regions of the world in 2019. Some of the macroeconomic and political factors which currently appear to be having a negative effect on the industry, along with their potential impact on Magna, are discussed below.

Macroeconomic, Political & Other Trends	Description	Potential Impact on Magna

Changing economic conditions

•  Strengthening U.S. dollar relative to other currencies makes U.S.-made products more expensive, manufacturing outside the U.S. cheaper

•  Financial market volatility

•  Housing market uncertainty

•  Declining consumer confidence levels

•  Overall growth in global vehicle production volumes is slowing

•  Some vehicles and some markets are experiencing declining growth

•  Increasing pricing pressure from OEMs and increasing financial stress on supply base

•  Potential impact on sales growth and on profits

Impact of COVID-19 (Coronavirus) pandemic

•  Disruption to production globally early in 2020

•  Uncertain impact on supply chains and workforce

•  Disruptions to the ability to conduct business in ordinary course, including due to travel and in-person meeting restrictions

•  Concern regarding adverse impact on global economic growth, equity and debt markets, consumer confidence

•  Impact on global vehicle production and thus sales and profitability

•  Lost sales during production shutdowns

•  Potential for premium freight costs or increased costs arising from other supplier mitigation activities for products shipped from impacted areas

•  Potential for higher inventory levels and additional costs as a result of customer shutdowns

Accelerating focus on impact of climate change

•  Customers, equity investors, lenders, rating agencies, employees and other stakeholders increasing scrutiny of companies’ impact on and resilience to climate change

•  Focus on energy reduction and transition to renewable / carbon neutral energy sources

•  Increasing expectations regarding disclosures of ESG metrics

•  Growth in investment demand for companies demonstrating sustainable strategy and operations

•  Opportunities from product strategy aligned with sustainable goals

•  Potential energy reduction opportunities could reduce operating costs

•  Carbon neutrality strategies could require increased capital spending and/or involve higher operating costs

•  Potential for increased / decreased demand for Magna’s Common Shares, based on market views as to sustainability of the company

Localization of production	• Pressure on OEMs to localize production of vehicles in markets in which they are sold • Connected to rise of nationalism / populism and protectionism

•  Planning and investment uncertainty

•  May result in new opportunities for Magna in markets where we have available capacity or are well established

•  Could also result in duplication of capacity across markets

Uncertain global commitment to multilateral trade; trade wars and tariffs

•  Uncertainty regarding trade between U.S. and certain of its trading partners, including China and the E.U.

•  Continuing tariffs on broad range of items traded between U.S. and China

•  OEMs adjusting production strategies to minimize tariff risk and uncertainty about future trade actions

•  Disruption of global supply chains

•  Higher production costs would result from any new tariffs, but no automatic ability to pass some or all of the cost to the OEM

•  Imposition of new tariffs would impact profits

•  Further changes to OEM manufacturing strategy could require changes to Magna manufacturing strategy

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INDUSTRY TRENDS

The automotive industry continues to be shaped by a number of significant long-term trends, particularly those relating to reduction of the carbon footprint of vehicles and enhancement of driver and passenger safety through advanced electronic features. Key trends and their potential impact on Magna include those discussed below.

Automotive Industry Trends	Description	Potential Impact on Magna
Continuing focus on reducing fuel consumption and CO2 emissions from internal combustion engines	• Sustainability and regulatory considerations resulting in push for more efficient, cleaner and smaller-displacement engines	• Continuing opportunities to support OEM customers’ efforts through lightweighting, more efficient powertrains / drivetrains, electrification and active aerodynamics

Accelerating demand for electric, hybrid vehicles and investment in vehicle electrification

•  Sustainability and regulatory considerations driving increased emphasis on electrified powertrains

•  Declining diesel sales in Europe with increasing interest in electrified solutions

•  Growing proportion of SUVs and CUVs may facilitate increased electrification

•  Need for zero-emissions vehicles in China due to air quality concerns

•  Significant development and engineering costs for OEMs may drive increased outsourcing to suppliers and increased collaboration among OEMs

•  Opportunities to grow Magna content and sales, particularly in drivetrain products

•  Strong level of investment required to maintain competitiveness

•  Pricing pressure on, and migration of value away from, traditional products in order for OEMs to accommodate cost of battery systems and electrified products

•  Quoting risk and lack of warranty experience with electrified, ADAS products

•  Increased competition, including from new market entrants providing electrified solutions

•  Potential long-term displacement of some mechanical products where there are alternative electrified solutions

Continued growth in demand for vehicle safety features and products	• Active safety systems lead growth in demand • Driven by tightening safety regulations, growing demand for luxury segment vehicles and the growing focus on ADAS features

•  Opportunity to grow Magna content and sales, particularly in ADAS products

•  Continued investment required as important building blocks for Magna’s autonomous vehicle activities

•  Potential challenges in attracting and retaining highly skilled engineering and software personnel

Significant OEM R&D spending

•  Large-scale OEM investment in vehicle architectures and powertrains to comply with tightening emissions regulations

•  Significant spending by OEMs in new mobility solutions

•  Significant development and engineering costs for OEMs may drive increased outsourcing to suppliers and increased collaboration among OEMs, or between OEMs and new MaaS providers

•  Pricing pressure on, and migration of value away from, traditional products in order for OEMs to accommodate cost of autonomous features

•  Uncertainty about consumer acceptance of electrified vehicles

•  OEM inability to achieve planned sales volumes for electrified vehicles could impact suppliers’ ability to recover pre-production costs amortized in the piece price

•  Technical challenges to commercialize new technologies in ADAS

•  Intense competition from established and new market entrants

Continuing elevated product warranty expectations and product recall levels

•  Over the last decade, OEMs have become more inclined to recall vehicles with potentially faulty products

•  Increased frequency and severity of recalls, together with other factors, impacting availability of, and pricing for, recall insurance

•  Increased OEM pricing pressure

•  Increasing product replacement cost risk, even where root cause not agreed with OEM

•  Risk of higher self-insured retentions on recall insurance, higher premiums or reduced limits, resulting in greater net exposure

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Automotive Industry Trends	Description	Potential Impact on Magna

OEM cooperative alliances / consolidation	• Joint platform development and cost sharing • Joint purchasing	• Increase in sales, where Magna has strong relationship with lead OEM • Decrease in sales, where Magna has weaker relationship with lead OEM

Long-term growth of new OEMs and suppliers, primarily in China

•  Driven largely by China’s accelerated focus on vehicle electrification

•  Chinese OEMs may have low cost base which could provide advantage for expansion into global markets

•  Large number of Chinese OEMs and excess production capacity could result in consolidation

•  New business opportunities, including powertrain and electronics products, and full vehicle engineering and assembly

•  Potential loss of business with traditional OEMs, to the extent new OEMs adversely impact traditional OEMs

•  Potential for new partnerships and collaborations

“Made in China 2025”	• Chinese government plans to increase engineering, development and manufacturing of high-value, high-tech products in China	• Increased localization of engineering, development and manufacturing • Uncertainty regarding whether Chinese domestic companies will be preferred over foreign-owned companies operating in China

Disruption by new industry entrants offering “mobility-as- a-service” (“MaaS”)

•  Growth of ride hailing and ride sharing services in urban areas

•  Potential substitute for personal mobility vehicles, particularly in congested urban centres

•  May result in lower production volumes of vehicles from traditional OEMs

•  New business opportunities with new type of customers, including for full-vehicle engineering and assembly

•  Potential loss of business with traditional OEMs, to the extent MaaS adversely impacts OEMs

Emergence of “new” lower-cost automotive manufacturing markets	• “New” lower-cost manufacturing markets (e.g. Morocco and Vietnam), which are close to larger established manufacturing markets (France/Spain and China, respectively)	• New assembly and engineering opportunities at lower cost • Various risks of doing business in foreign markets

OUR BUSINESS STRATEGY

Our corporate strategy is driven by our assessment of the most effective way to achieve long-term growth within the context of the various macroeconomic factors and industry trends shaping the automotive industry and the future of mobility. Key elements of our overall strategy include: product portfolio; customer strategy; geographic footprint; innovation/R&D approach; capital allocation; and talent management, each of which is discussed in more detail below.

Product Portfolio

Our product strategy is centred on our best understanding of future mobility. This represents our Board and Management’s collective judgement regarding the automotive systems and services which will continue to be relevant and valued by OEM customers over the next 20 years. We intend to continue growing or maintaining our strong position in product areas:

•	that are currently generating strong returns on capital;

•	that are forecast to grow and are expected to continue generating strong returns over the long-term; and

•	in which we currently maintain, or can achieve, a top-three market position.

In addition, we continue to focus on acquisitions that fit our product strategy. We follow a disciplined and prudent approach in which we consider acquisition opportunities that allow us to acquire innovative technologies and strengthen our position in priority product areas or facilitate entry into new product areas, provided that any such acquisition meets our investment return criteria and falls within our risk tolerance.

In developing our product strategy, consideration has been given to various factors that are shaping how consumers view the car and the role of the car in their lives. While there are many trends influencing the evolution of the vehicle, we believe the three primary trends driving long term, structural changes in the industry are the demand for:

•	product solutions addressing fuel efficiency and reduction of CO2 emissions;

•	advanced driver assistance features; and

•	smart mobility services.

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The development of innovative technologies and solutions which are responsive to the three trends above requires R&D spending, as well as capital investments and the acquisition of engineering talent with the necessary software expertise. We believe that the relatively stable profitability and cash generation from our “traditional” businesses, each of which operates in product areas of strategic importance to the “Car of the Future”, provide us with the ability to fund the R&D and capital investment required to realize the opportunities described above. Additionally, we believe that our comprehensive knowledge and understanding of the entire vehicle and the interaction of various complex vehicle systems provide us with unique advantages in executing our long term strategy.

Our product strategy as it relates to fuel efficiency and CO2 emissions reduction solutions; vehicle autonomy features; and smart mobility services is detailed below.

Fuel-efficiency, CO2 emissions reduction and powertrain electrification solutions

Optimizing Vehicle Weight, Powertrain Efficiency and Aerodynamics

In the near-term, gas-powered, internal combustion engines (“ICE”) are expected to remain the dominant powertrain in vehicles. Accordingly, we continue to support our OEM customers by offering solutions which enable them to deliver lighter vehicles, improved/optimized powertrain efficiency and enhanced aerodynamics, including:

•

Lightweight Products & Materials: OEMs are focused on reducing vehicle mass in order to downsize engines, thereby reducing fuel consumption and tailpipe emissions. We believe that the breadth of our engineering capabilities across all major sections of the vehicle, together with our full vehicle capabilities, provide us a competitive advantage in addressing OEMs’ lightweighting needs “holistically”. Moreover, our financial strength has enabled us to fund continuous innovation related to advanced materials, multi-material joining processes, manufacturing processes and lightweight products.

•

Efficient Transmissions/e-Drive Systems: Irrespective of a vehicle’s power source – gas or diesel, hybrid or fully electric (battery or hydrogen fuel cell) – power needs to be transferred to the wheels through a transmission or e-drive system. Through our powertrain business, we offer customers a range of efficient dual-clutch transmissions (“DCTs”), including traditional DCTs for vehicles with an ICE, hybrid DCTs featuring an integrated electric motor for start/stop or plug-in hybrid applications and dedicated hybrid transmissions used in applications with an electric motor. Additionally, we offer e-drive systems for fully electrified powertrains.

•

Pure Electric Vehicles (“EV”): Pure EVs share many components with vehicles powered by an ICE. At the same time, there are many elements which are new or which need to be engineered differently for EVs. Multiple Magna Operating Groups are pursuing opportunities related to pure EVs, including:

•	e-Drive systems, as discussed above.

•	Lightweight seat structures optimized to accommodate EV chassis.

•	Multi-material battery frames.

•	EV complete vehicle engineering, including integration, validation and testing, as well as assembly.

•

Active Aerodynamics: Redirecting airflow to reduce air drag on vehicles assists in reducing fuel consumption and thus CO2 emissions. Magna offers a growing range of active aerodynamics innovations, including active grille shutters, active air dams, active front deflectors, active liftgate spoilers and active tailgate, as well as underbody panels.

•

Innovative, Lightweight, Energy-efficient Lighting: OEMs continue to seek innovative forward and rear-lighting solutions that allow increased styling flexibility, reduced weight compared to traditional lighting systems and energy efficiency. Magna continues to grow our lighting business – organically, as well as through joint ventures and acquisitions. Our acquisition of OLSA, a rear-lighting supplier based in Europe, has enabled us to offer rear-lighting solutions in North America and expand our forward lighting solutions to Europe. Additionally, a joint venture with Rohinni LLC enables us to offer ultra-thin micro-LED lighting solutions which satisfy OEM needs for weight reduction, energy efficiency, brightness and styling flexibility.

Advanced Driver Assistance Features

Development of Scalable Solutions for ADAS

Magna is pursuing profitable ADAS growth by offering scalable solutions focused on vehicle autonomy Levels 1-3*. Our current capabilities include:

*	SAE International (J3016) Autonomy Levels Classification

•	Full Suite of Sensing Technologies:

Camera: We are a market leader in camera-based ADAS based on sales. Our camera-based solutions consist of front and rear facing cameras, with image processing abilities to create a 360-degree surround view. Features enabled by these camera-based systems include automatic emergency braking, traffic sign and traffic light recognition, forward collision warning, lane keeping/lane departure assistance, adaptive cruise control, high beam assistance, pre-collision control and others.

Radar: Working with a strategic technology partner, we have developed a scalable radar platform, consisting of mid- and long-range radars for a variety of automotive applications. Among other things, this radar platform provides higher resolution at longer ranges, as well as improved object detection and classification compared to current radars.

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LiDAR: We have worked with a strategic technology partner to integrate their cost effective, solid-state LiDAR for highly automated driving applications. This LiDAR solution provides high-definition, three-dimensional, real-time images regardless of light and weather and enables object detection, classification and tracking at longer distances.

•

Scalable ADAS Domain Controller: We have developed a domain controller architecture that can support automakers to deliver a range of automated driving features and is scalable from Levels 0-2 to Levels 2+/3.

*	The above diagram shows ADAS features that Magna currently offers.

Smart Mobility Services

Smart Mobility Solutions Based on Full Breadth of Magna Capabilities

Smart mobility solutions involve the convergence of fuel consumption/CO2 and vehicle autonomy trends. Over the medium- to long-term, smart mobility solutions are expected to be lightweight zero/low emission (“ZLEV”) autonomous vehicles. We possess broad capabilities to support smart mobility, including through:

•	Magna’s Powertrain and Complete Vehicles Operating Groups, which have significant expertise in alternative energy propulsion and storage systems, respectively; and

•	our ability to offer customers a versatile test environment for highly automated vehicles, including the entire test “chain” from virtual simulation to test rigs to trial runs on public roads.

Smart mobility solutions may enable us to take advantage of our complete systems knowledge and draw-in expertise from across our entire product range, including:

Body Exteriors & Structures:

•	chassis architectures requiring leading-edge materials know-how;

•	battery frames for EVs and hybrid-EVs;

•	lightweight thermoplastic body panels and liftgates; and

•	seamless sensor integration into the vehicle body.

Power & Vision Systems:

•	highly integrated e-drive systems; and

•	full suite of sensing technologies, together with domain controllers.

Seating Systems:

•	reconfigurable seating solutions that address automated, connected, electric and shared vehicle solutions.

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Complete Vehicles:

•	non-OEM branded (“white-label”) vehicles, engineered and assembled by Magna.

Some of our recent innovations, initiatives and progress addressing powertrain electrification, vehicle autonomy and smart mobility can be found in “Section 7 – Innovation and Research & Development – Innovations and Innovation Awards”.

Our analysis of the manner in which product development is influenced by automotive trends is further illustrated in “Appendix 1– Automotive Trend Case Studies”.

Customer Strategy

Although Sales to the three U.S.-based and three German-based OEMs represent 77% of our Total Sales, we continue to pursue diversification to increase our business with Japanese, Korean and Chinese OEMs, as well as credible new market entrants and MaaS providers.

We monitor the financial health of our customers and potential customers and, in the case of new market entrants, assess their long-term viability to reduce the risk that any investments we make in support of that customer become unrecoverable if the customer fails.

Geographic Footprint

Due to the need to manufacture within a relatively short distance from OEM customers’ assembly facilities, our geographic footprint is aligned with the manufacturing footprints of our main customers. Since our six largest customers are North-American and German OEMs, North America and Europe are our largest geographic markets. Additionally, these six customers have significant production capacity in China, primarily through joint ventures with Chinese OEMs. Accordingly, we have a significant and growing presence in China.

We intend to continue to focus on our three core markets, while allocating capital for prudent growth in other geographic markets such as Morocco, Vietnam, Thailand and other ASEAN countries, provided that the business opportunities in such new markets meet our internal investment hurdles and key risks can be appropriately managed/mitigated. In markets such as Argentina, Brazil, Russia and South Korea, we are focused on careful management of our installed capital, rather than growth.

Innovation / R&D

We believe that product and process innovation are at the heart of our success to date, and will be the critical factors in our future success. R&D projects follow an “innovation development process” or “IDP” – a multi-stage process with a focus of transforming ideas into innovations that can eventually be commercialized and scaled. The phases of the IDP are:

•	Concept: product teams identify and analyze the impact of societal, demographic, technological, regulatory and other trends on future product needs, then develop concepts addressing these factors.

•

Pre-production: ideas are scrutinized for “fit” with our product strategy, and assessed from the perspective of product, process and cost optimization. Our sales and marketing teams engage with our customers to better understand their product strategies and needs with a view to assessing those of our products that have realizable commercial potential.

•

Production: ideas surviving analysis, consideration and review, and for which we have awarded contracts, will progress to production. For a fuller discussion of our research and development process and product, process and materials innovations, refer to “Section 7 – Innovation and Research & Development”.

Capital Structure

Our approach to capital structure remains unchanged from recent years. We aim to maintain the company’s financial flexibility, in order to remain in a position to pursue opportunities and withstand an industry downturn. To do so, we are focused on:

•	maintaining sufficient liquidity, including committed lines of credit, to support our needs;

•	preserving a strong investment grade credit rating of BBB+ or better, and an Adjusted Debt to Adjusted EBITDA ratio of ≤2.0x based on the methodology of Moody’s Investors Service;

•

maintaining sufficient cash on our balance sheet to run our operations and continue investing in our business through organic growth, innovation spending, and acquisitions that fit our product strategy;

•	growing dividends over time as earnings grow; and

•	returning excess cash to shareholders in the form of share repurchases.

Other core elements of our approach to capital structure and strategy include:

•	lowering our capital spending as a percentage of sales, thereby increasing free cash flow generation;

•	utilizing share repurchases to deploy excess cash not needed for organic growth and prudent acquisitions; and

•	delivering strong Return on Invested Capital.

In light of the above strategy, we have returned significant amounts of capital to our shareholders in recent years in the form of dividends and share repurchases and have also made significant levels of investment in our business. As a result, we had an Adjusted Debt ratio of 1.21 times Adjusted EBITDA(1) by the end of 2019 and aim to maintain such ratio in the range of 1.0 – 1.5 times Adjusted EBITDA, which is in line with our above noted target.

(1)

Adjusted Debt is calculated by taking our long and short term debt and adding adjustments relating to operating leases and pension obligations. Adjusted EBITDA is calculated by taking our Earnings before Interest, Taxes, Depreciation and Amortization and adding adjustments relating to operating leases, pension obligations and unusual items. In each case, such adjustments reflect a methodology for calculating such ratios used by Moody’s.

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Talent

Our talent management strategy is based on our current business objectives and strategy and our understanding of the transformation taking place in the automotive industry. Given that an effective workforce will increasingly be required to be lean and digitally adept, we are focused on building such a workforce through attraction and recruitment, professional development, succession planning, promoting diversity and inclusion and preservation of our fair enterprise culture:

Attraction	Professional Development	Succession Planning

•  We invested in understanding our key talent segments to determine how to market and brand ourselves to attract top talent.

•  We have upgraded our technologies resulting in improved access to key data and information as well as an improved candidate experience.

•  We developed programs and strategic relationships with students and early career professionals, including:

•  technical apprenticeships through our Work Integrated Learning Program; and

•  summer student placements, internships and co-op opportunities.

•  Professional development is a top priority in all of our major operating regions and we strive to create a dynamic and challenging environment.

•  We are updating our professional development programs as we work to equip employees with new and different skills, in line with changing industry and customer needs. We continue to address current versus future skills within our development programs.

•  Promoting a diverse and inclusive workplace also remains a top priority in our professional development programs.

•  Our technical development programs and innovation projects attract top technical talent.

•  We have supportive leaders who coach and mentor their team members, providing guidance on potential career paths and next steps, as appropriate.

•  We have moved away from event driven reviews and instead are focused on:

•  regular discussions where we identify and differentiate talent to better manage each employee segment appropriately;

•  continuously challenging and evaluating our critical and high potential talent employees; and

•  preparing our critical and high potential talent employees for the transition to future roles.

5. RISK FACTORS

The industry in which we compete and the business we conduct are subject to a number of risks and uncertainties. Our short and medium-term operational success, as well as our ability to create long-term value through our business strategy, are subject to a number of risks and uncertainties. These risks and uncertainties, together with a number of assumptions, underlie the forward-looking statements made in this AIF. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this AIF:

RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

•

Economic Cyclicality: The global automotive industry is cyclical, with the potential for regional differences in timing of expansion and contraction of economic cycles. A worsening of economic, political, or other conditions in North America, Europe or China, including as a result of the COVID-19 (Coronavirus) pandemic, will likely result in lower consumer confidence, which typically translates into lower vehicle sales and production levels. A significant decline in vehicle production volumes from current levels could have a material adverse effect on our profitability and financial condition.

•

Regional Volumes Declines: North America, Europe and China are key automotive producing regions for us, and our operating results are primarily dependent on car and light truck production by our customers in these regions. A significant or sustained decline in vehicle production volumes in any or all of these geographic regions could have a material adverse effect on our operations, sales and profitability.

•

Intense Competition: The automotive supply industry is highly competitive and becoming more so. Some of our competitors have higher or more rapidly growing market share than we do in certain product or geographic markets. Additionally, a number of established electronics and semiconductor companies have entered or expanded their presence in the automotive industry, while disruptive technology innovators have been introducing novel product and service solutions which traditional automotive suppliers may not be able to match. Failure to successfully compete with existing or new competitors, including failure to grow our electronics content, could affect our ability to fully implement our business strategy.

•

Trade Agreements: The global growth of the automotive industry has been aided by the free movement of goods, services, people and capital through bilateral and regional trade agreements, particularly in North America and Europe. Introduction of measures which impede free trade could have a material adverse effect on our operations and profitability.

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•

Trade Disputes/Tariffs: International trade disputes could, among other things, reduce demand for and production of vehicles, disrupt global supply chains, distort commodity pricing, impair the ability of automotive suppliers and vehicle manufacturers to make efficient long-term investment decisions, create volatility in relative foreign exchange rates, and contribute to stock market volatility. A trade dispute between the United States and China led to the imposition by the United States of tariffs on a broad range of Chinese-origin imports into the U.S., and retaliatory tariffs by China on certain U.S.-origin imports into China, including automobiles. Although the first phase of a trade agreement was recently reached between the U.S. and China, some of these tariffs remain in place. The continuation of these or other tariffs and/or escalation of trade disputes which interfere with automotive supply chains could have an adverse effect on our operations and profitability.

CUSTOMER AND SUPPLIER RELATED RISKS

•

Customer Concentration: Although we supply parts to all of the leading OEMs, a significant majority of our sales are to six customers: General Motors, BMW, Ford, Fiat Chrysler, Daimler and Volkswagen. In light of the amount of business we currently have with these six customers, our opportunities for incremental growth with them in North America, Europe and China may be limited. While we continue to diversify our business, there is no assurance we will be successful. Shifts in market share away from our top customers could have a material adverse effect on our profitability.

•

Growth with Asian OEMs: The amount of business we have with Japanese, Korean and Chinese-based OEMs generally lags with that of our six largest customers, due in part to the existing relationships between such Asian OEMs and their preferred suppliers. Our inability to significantly grow our business with Asian-based OEMs could have an adverse effect on our profitability.

•

Customer Consolidation and Cooperation: There have been a number of examples of OEM consolidation in recent years, including the proposed merger of PSA and Fiat Chrysler. Additionally, competing OEMs are increasingly cooperating and collaborating in different ways to save costs, including through joint purchasing activities, platform sharing, powertrain sharing, joint R&D and regional joint ventures. While OEM consolidation and cooperation may present opportunities, they also present a risk that we could lose future business or experience even greater pricing pressure on certain production programs, either of which could have an adverse effect on our profitability.

•

Market Shifts: While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares away from vehicles on which we have significant content, as well as vehicle segments in which our sales may be more heavily concentrated, could have a material adverse effect on our profitability.

•

Consumer Take Rate Shifts: Shifts in consumer preferences may impact “take rates” for certain types of products we sell. Examples of such products include: manual and dual-clutch transmissions; all-wheel drive systems; power liftgates; active aerodynamics systems; advanced driver assistance systems; and complete vehicles with certain option packages or option choices. Where shifts in consumer preferences result in higher “take rates” for products that we do not sell or for products we sell at a lower margin, our profitability may be adversely affected.

•

Dependence on Outsourcing: We depend on outsourcing by OEMs. A reduction in outsourcing by OEMs or the loss of any material production or assembly programs combined with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

•

Quarterly Sales Fluctuations: Our business is generally not seasonal, but our sales and profits are closely related to our automotive customers’ vehicle production schedules. Our largest customers typically shut down vehicle production for brief periods which fall during our third and fourth fiscal quarters. In addition, the COVID-19 (Coronavirus) pandemic has led to a number of unscheduled shutdowns by our customers in the first and second quarters of 2020. These scheduled and unscheduled shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate when comparing fiscal quarters within any given year.

•

Customer Purchase Orders: Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements rather than a specific quantity of products, and can be terminated by a customer at any time. If a purchase order is terminated, we may have various pre-production, tooling, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

•

Supply Base Condition: We rely on a number of suppliers to supply us with a wide range of components required in connection with our business. The financial health of automotive suppliers is impacted by a number of factors, including economic conditions and production volumes. A significant worsening of economic conditions or reduction in production volumes, including as a result of the COVID-19 (Coronavirus) pandemic, could deteriorate the financial condition of our supply base, which could lead to, among other things: increased credit risk for us; disruptions in the supply of critical components to us or our customers; and/or temporary shut-downs of one of our production lines or the production lines of one of our customers; all of which could have a material adverse effect on our profitability.

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MANUFACTURING/OPERATIONAL RISKS

•

Product Launch: The launch of production is a complex process, the success of which depends on a wide range of factors, including: the timing of design changes by our customers relative to start of production; production readiness of our and our suppliers’ manufacturing facilities; robustness of manufacturing processes; launch volumes; quality and production readiness of tooling and equipment; employees; and initial product quality. Our failure to successfully launch material new or takeover business could have a material adverse effect on our profitability and reputation.

•

Operational Underperformance: From time to time, we may have operating divisions which are not performing at expected levels of profitability. The complexity of automotive manufacturing operations often makes it difficult to achieve a quick turnaround of underperforming divisions. Significant underperformance of one or more operating divisions could have a material adverse effect on our profitability and operations.

•

Restructuring Costs: We may sell some product lines and/or downsize, close or sell some of our operating divisions. By taking such actions, we may incur restructuring, downsizing and/or other significant non-recurring costs. These costs may be higher in some countries than others and could have a material adverse effect on our profitability.

•

Impairments: We have recorded significant impairment charges related to equity interests in joint ventures, goodwill and long-lived assets in the past and may do so again in the future. The early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment, as may the technological obsolescence of any of our products or production assets. In conducting our impairment analysis, we make forward-looking assumptions regarding: the impact of turnaround plans on underperforming operations; new business opportunities; program price and cost assumptions on current and future business; the timing and success of new program launches; and forecast production volumes. To the extent such forward- looking assumptions are not met, any resulting impairment loss could have a material adverse effect on our profitability.

•

Labour Disruptions: Some of our manufacturing facilities are unionized, as are many manufacturing facilities of our customers and suppliers. While unionized facilities are subject to the risk of labour disruptions from time to time, we cannot predict whether or when any labour disruption may arise, or how long such a disruption could last. A significant labour disruption could lead to a lengthy shutdown of our or our customers’ and/or our suppliers’ production lines, which could have a material adverse effect on our operations and profitability.

•

COVID-19 (Coronavirus) Shutdowns: As part of global efforts to mitigate the spread of the COVID-19 (Coronavirus), we have instituted full or partial shutdowns at many of our manufacturing facilities, and are operating most of our offices on skeleton staff or through remote work arrangements. While continuing shutdowns may necessitate temporary layoffs of employees, prolonged shutdowns may impair our ability to resume operations as and when the pandemic eases.

•

Supply Disruptions: Events which prevent us from supplying products to our customers could result in a range of potential adverse consequences, including penalties or business interruption claims by our customers, loss of business and reputational damage. At present, production stoppages related to the COVID-19 (Coronavirus) pandemic have resulted in supply disruptions globally. A prolonged supply disruption could have a material adverse effect on our operations and profitability.

•

Climate Change Risks: Extreme weather events such as floods and windstorms and other natural disasters such as earthquakes caused by climate could cause catastrophic destruction to some of our or our sub-suppliers’ facilities, which could in turn disrupt our production and/or prevent us from supplying products to our customers. While we conduct risk assessments of our facilities and have implemented mitigation strategies to address, where practical, physical risks related to extreme weather events or natural disasters, the frequency and severity of any such event can vary by region and cannot be predicted. A catastrophic destruction of our or our sub-supplier facilities could have a material adverse effect on our operations and profitability.

•

Skilled Labour Attraction/Retention: Our business depends on our ability to attract, develop and retain experienced and highly skilled personnel. Such personnel are in high demand in some of the areas in which we compete, and competition for employees with certain types of skills may be intense. For example, due to the rapid changes in the automotive industry, particularly in response to electrification, autonomous driving and MaaS trends, we have a growing need for personnel with software and other technical skills, and we may face substantial competition for such personnel, including from our competitors as well as traditional software industry companies. From time to time, we complete acquisitions that assist us in meeting our needs for skilled labour. The inability to attract and/or retain highly-skilled personnel, including in connection with completed acquisitions, could have an adverse effect on our operations and our ability to fully implement our business strategy.

IT SECURITY/CYBERSECURITY RISKS

•

IT/Cybersecurity Breach: Although we have established and continue to enhance security controls intended to protect our IT systems and infrastructure, there is no guarantee that such security measures will be effective in preventing unauthorized physical access or cyber- attacks. A significant breach of our IT systems could: result in theft of funds; cause disruptions in our manufacturing operations; lead to the loss, destruction or inappropriate use of sensitive data; or result in theft of our, our customers’ or our suppliers’ intellectual property or

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with confidential information. The occurrence of any of the foregoing could adversely affect our operations and/or reputation, and could lead to claims against us that could have a material adverse effect on our profitability.

•

Product Cybersecurity: The risk of vehicle cyber attacks has risen with the proliferation of technology designed to connect vehicles to external networks. Although vehicle and systems-level cybersecurity controls and protections are typically managed and/or specified by our OEM customers, we cannot provide assurance that such controls and protections will be effective in preventing cyber intrusion through one of our products. Furthermore, an OEM customer may still seek to hold us financially responsible, even where the OEM specified the cybersecurity controls and protections. Any such cyber intrusion could cause reputational damage and lead to claims against us that have an adverse effect on our profitability.

PRICING RISKS

•

Quote/Pricing Assumptions: The time between award of new production business and start of production typically ranges between two and four years. Since product pricing is typically determined at the time of award, we are subject to significant pricing risk due to changes in input costs and quote assumptions between the time of award and start of production. The inability to quote effectively, or the occurrence of a material change in input cost or other quote assumptions between program award and production, could have an adverse effect on our profitability.

•

Customer Pricing Pressure: We face ongoing pricing pressure from OEMs, including through: quoting pre-requirements; long-term supply agreements with mutually agreed price reductions over the life of the agreement; non-contractual annual price concession demands; pressure to absorb costs related to product design, engineering and tooling, and/or amortize such costs through the piece price for the product; and OEM refusal to fully offset inflationary price increases. OEMs possess significant leverage over their suppliers due to their purchasing power and the highly competitive nature of the automotive supply industry. As a result of the broad portfolio of parts we supply to our six largest OEM customers, such customers may be able to exert greater leverage over us as compared to our competitors. We attempt to offset price concessions and costs in a number of ways, including through negotiations with our customers, improved operating efficiencies and cost reduction efforts. Our inability to fully offset price concessions, absorb design, engineering and tooling costs, and/or fully recover such costs over the life of production, could have a material adverse effect on our profitability.

•

Commodity Price Volatility: Prices for certain key raw materials and commodities used in our parts, including steel, aluminum and resin, can be volatile. To the extent we are unable to offset commodity price increases by: passing such increases to our customers, by engineering products with reduced commodity content, implementing hedging strategies, or otherwise, such additional commodity costs could have an adverse effect on our profitability.

•

Scrap Steel/Aluminum Price Volatility: Some of our manufacturing facilities generate a significant amount of scrap steel or scrap aluminum in their manufacturing processes, but recover some of the value through the sale of such scrap. Scrap steel and scrap aluminum prices can also be volatile and don’t necessarily move in the same direction as steel or aluminum prices. Declines in scrap steel/ aluminum prices from time to time could have an adverse effect on our profitability.

WARRANTY RISKS

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Repair/Replacement Costs: We are responsible for repair and replacement costs of defective products we supply to our customers. Certain of our products, such as transmissions, typically have a higher unit and labour cost in the event of replacement. Other products, such as side door latches, are supplied in multiples of two or four for a single vehicle, which could result in significant cost in the event all need to be replaced. Our OEM customers and/or government regulators have the ability to initiate recalls of safety products, which will also place us at risk for the administrative costs of the recall, even in situations where we dispute the need for a recall or the responsibility for any alleged defect. The obligation to repair or replace defective products could have a material adverse effect on our operations and profitability. To the extent such obligation arises as a result of a product recall, we may face reputational damage, and the combination of administrative and product replacement costs could have a material adverse effect on our profitability.

•

Warranty Provisions: Warranty provisions for our powertrain systems, electronics and complete vehicle programs are established on the basis of our or our customers’ warranty experience with the applicable type of product and, in some cases, the terms in the applicable customer agreements. Warranty provisions for our other products are based on our best estimate of the amounts necessary to settle existing or probable claims related to product defects. Actual warranty experience which results in costs that exceed our warranty provisions, could have an adverse effect on our profitability.

•

Product Liability: We cannot guarantee that the design, engineering, testing, validation and manufacturing measures we employ to ensure high-quality products will be completely effective, particularly as electronic content and product complexity increases. In the event that our products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, product liability claims may be brought against us. The defense of product liability claims, particularly class action claims in North America, may be costly and judgements against us could impair our reputation and have a material adverse effect on our profitability.

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ACQUISITION RISKS

•

Acquisition of Strategic Targets: We intend to continue to pursue acquisitions in those product areas which we have identified as key to our long-term business strategy. However, as a result of intense competition in these strategic areas, we may not be able to acquire the targets which we need to achieve our strategic objectives.

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Inherent Merger and Acquisition Risks: Acquisitions are subject to a range of inherent risks, including the assumption of incremental regulatory/compliance, pricing, supply chain, commodities, labour relations, litigation, environmental, pensions, warranty, recall, IT, tax or other risks. While the conduct of due diligence on an acquisition target is intended to mitigate such risks, these efforts may not always prove to be sufficient in identifying all risks and liabilities related to the acquisition, including as a result of: limited access to information; time constraints for conducting due diligence; inability to access target company facilities and/or personnel; or other limitations in the due diligence process. Additionally, we may identify risks and liabilities that we are not able to sufficiently mitigate through appropriate contractual or other protections. The realization of any such risks could have a material adverse effect on our profitability.

•

Acquisition Integration and Synergies: We may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and/or such acquisitions may be dilutive in the short to medium term. Either of these outcomes could have a material adverse effect on our profitability.

OTHER BUSINESS RISKS

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Joint Ventures: We conduct certain of our operations through joint ventures under contractual arrangements under which we share management responsibilities with one or more partners. Joint venture operations carry a range of risks, including those relating to: failure of our joint venture partner(s) to satisfy contractual obligations; potential conflicts between us and our joint venture partner(s); strategic objectives of joint venture partners that may differ from our own; potential delays in decision-making; a limited ability to implement some or all of our policies, practices and controls, or to control legal and regulatory compliance, within the joint venture(s); and other risks inherent to non-wholly-owned operations. The likelihood of such occurrences and their potential effect on us vary depending on the joint venture arrangement, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and reputation.

•

Technology and Innovation: While we continue to invest in technology and innovation which we believe will be critical to our long-term growth, the automotive industry is experiencing rapid technological change and significant disruption. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products and/or processes, we may be placed at a competitive disadvantage and may not be able to recover some or all of our investments and costs, which could have a material adverse effect on our profitability and financial condition and ability to fully implement our business strategy.

•

Private Equity Investments in Technology Companies: In addition to our development activities, we have invested in various technology companies and private equity or venture capital funds that invest in such companies. Such investments are an important element of our long-term strategy and we may make further investments in such companies. Investing in such companies involves a high degree of risk, including the potential loss of some or all of our investment value. In addition, there is currently no public market for the shares of such investments, and we may be unable to monetize our investments in the future. The realization of such investment-related risks could have an adverse effect on our profitability and financial condition.

•

Evolving Business Risk Profile: The risk profile of our business continues to evolve with the increasing importance to us of product areas such as powertrain, ADAS and electronics. As our business evolves, we may face new or heightened risks, including: challenges in quoting for profitable returns on products with leading-edge technologies for which we may not have significant quoting experience; rigorous testing and validation requirements from OEM customers for complex new products; increased warranty and recall risks on new products and leading-edge technologies; increased product liability risks; heightened risk of technological obsolescence of some of our products, processes and/or assets; and difficulties in attracting or retaining employees with critical skills in high-demand areas. Realization of one or more such risks could have a material adverse effect on our operations, profitability or financial condition.

•

Risks of Doing Business in Foreign Markets: The establishment of manufacturing operations in new markets carries a number of potential risks, including those relating to: political, civil and economic instability and uncertainty; corruption risks; high inflation and our ability to recover inflation-related cost increases; trade, customs and tax risks; expropriation risks; currency exchange rates; currency controls; limitations on the repatriation of funds; insufficient infrastructure; competition to attract and retain qualified employees; and other risks associated with conducting business internationally. Expansion of our business in non-traditional markets is an important element of our long-term strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and financial condition.

•

Relative Foreign Exchange Rates: Our profitability is affected by movements of our U.S. dollar reporting currency against the Canadian dollar, the euro, the Chinese renminbi and other currencies in which we generate revenues and incur expenses. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar or euro or Chinese renminbi, could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

Magna International Inc.	19

•

Pension Risks: Some of our current and former employees in Canada, the United States and Germany participate in defined benefit pension plans. Although such plans in North America have been closed to new participants, existing participants in Canada continue to accrue benefits. Our defined benefit pension plans in Germany are not funded and plans in Canada and the United States may not be fully funded. Our pension funding obligations in North America could increase significantly due to a reduction in plan funding status caused by a variety of factors, including: weak performance of capital markets; declining interest rates; failure to achieve sufficient investment returns; investment risks inherent in the investment portfolios of the plans; and other factors. A significant increase in our pension funding obligations could have an adverse effect on our profitability and financial condition.

•

Tax Risks: At any given time, we may face tax exposures arising out of changes in tax or transfer pricing laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have an adverse effect on our profitability. We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize tax losses could adversely affect our profitability.

•

Financial Flexibility: The occurrence of an economic shock not contemplated in our business plan, a rapid deterioration of conditions or a prolonged recession could result in the depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

•

Returns on Capital Investments: In recent years, we have invested significant amounts of money in our business through capital expenditures to support new facilities, expansion of existing facilities, purchases of production equipment and acquisitions. Returns achieved on such investments in the past are not necessarily indicative of the returns we may achieve on future investments and our inability to achieve returns on future investments which equal or exceed returns on past investments could have a material adverse effect on our level of profitability.

•

Credit Ratings Changes: There is no assurance that any credit rating currently assigned to us will remain in effect for any period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more agencies could increase our cost of borrowing or impact our ability to negotiate loans, which could have an adverse effect on our profitability, financial condition and the trading price of our Common Shares.

•	Stock Price Fluctuation: Trading prices of our Common Shares cannot be predicted and may fluctuate significantly due to a variety of factors, many of which are outside our control.

•

Dividends: Our Board may in certain circumstances determine that it is in the best interests of the Company to reduce or suspend our dividend. In such event, the trading price of our Common Shares may be materially affected.

LEGAL, REGULATORY AND OTHER RISKS

•

Antitrust Proceedings: The automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines, penalties or restitution payments. OEMs, car dealers and consumers may also be able to claim against antitrust violators through civil lawsuits. The Company’s policy is to comply with all applicable laws, including antitrust and competition laws, and has implemented a robust compliance training program to mitigate against the risk of an antitrust violation. However, in the event of an antitrust violation, Magna could suffer reputational damage and be subject to criminal or administrative fines or penalties, restitution settlements, or civil damages that could have a material adverse effect on Magna’s profitability.

•

Legal and Regulatory Proceedings: From time to time, we may become involved in regulatory proceedings, or become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. Depending on the nature or duration of any potential proceedings or claims, we may incur substantial costs and expenses, be required to devote significant management time and resources to the matters, and suffer reputational damage as a result of regulatory proceedings. On an ongoing basis, we attempt to assess the likelihood of any adverse judgements or outcomes to these proceedings or claims, although it is difficult to predict final outcomes with any degree of certainty. Except as disclosed from time to time in our consolidated financial statements and/or our MD&A, we do not believe that any of the proceedings or claims to which we are currently a party will have a material adverse effect on our profitability; however, we cannot provide any assurance to this effect.

•

Changes in Laws: A significant change in the current regulatory environment in our principal markets, including changes in tax and other laws which impose additional costs on automotive manufacturers or consumers, could have an adverse effect on our profitability.

•

Environmental Compliance: While we regularly attempt to estimate environmental clean-up liabilities, such an exercise is complex. In addition, environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. In certain circumstances, we could be named as a Potentially Responsible Party (‘‘PRP’’) with respect to a contaminated site. Costs associated with being a PRP could be material depending on site conditions and the number of participating PRPs. As a result, we may incur material costs or liabilities significantly in excess of amounts we have reserved, which could have an adverse effect on our operations, profitability, financial condition or reputation.

20	Annual Information Form

6. DESCRIPTION OF THE BUSINESS

GEOGRAPHIC MARKETS & CUSTOMERS

Major Customers

While we supply products and services to a large number of customers worldwide, sales to our six largest customers represented the following proportions of our consolidated sales in 2019 and 2018:

Magna Sales Ranking	OEM Ranking(1)	Customer	2019	2018
1	5	General Motors	15%	15%
2	11	BMW	14%	12%
3	7	Ford	13%	14%
4	8	FCA	13%	14%
5	10	Daimler	12%	12%
6	2	Volkswagen	10%	10%
		Other	23%	23%

		TOTAL	100%	100%

(1)	Based on 2019 global light vehicle production.

Customer Management Offices

We have a globally-structured sales, engineering and marketing team spread across multiple global locations where our customers maintain engineering, commercial and/or manufacturing facilities. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, as well as the tools and dies required to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes, which is typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. In addition, as part of our purchase contracts, we are generally required to supply service parts for up to 15 years after the end of production of any model, provided that we are the contracted supplier at the time production ceases. Automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions and if the vehicle is not meeting their sales targets. Should the latter occur, we are still required to provide service parts for up to 15 years, although we may be able to negotiate that this be supplied as a one-time up front purchase.

MANUFACTURING & ENGINEERING

World Class Manufacturing

Our goal is to be recognized as a leader in ‘ World Class Manufacturing’’. Our global operating units strive toward this goal which aims to achieve ‘‘best in class’’ performance in all areas of manufacturing. In order to drive continuous improvement, we monitor our progress in achieving World Class Manufacturing by using an assessment process that is similar to the method used by our customers in their own plants and to evaluate their suppliers. Our assessment process, known as the Magna Factory Concept or “MAFACT”, is supplemented with elements we view as critical to achieving World Class Manufacturing in accordance with our Operational Principles. Best practices, ‘‘lessons learned’’ and key initiatives are shared among our global operating units, including through routinely scheduled internal World Class Manufacturing meetings that bring together our senior corporate and Operating Group leadership.

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Smart Factory Technology

We continue to look at ways to integrate leading edge manufacturing trends into our operations, including Artificial Intelligence (AI) capabilities designed to, among other things: increase information available to human operators to enhance decision making; automate certain processes to increase efficiency and safety; and perform predictive maintenance on equipment. Specifically, a number of our global facilities have implemented a combination of new technological applications, software and processes in order to benefit from more efficient and effective factory solutions, which is known as our ‘Smart Factory’ approach. A few examples are set out below.

Advanced Robots	Virtual Reality Centre

•  Our Corporate R&D team has developed a core Advanced Robotics System for high volume production using state-of-the-art 2D/3D vision systems

•  Camera systems allow next-generation robots to identify componenets, pick them up and understand where they must be placed

•  The “pick, inspect and place” feature is just one potential application of the core technology

•  The system has been launched in one Magna facility and is read for deployment in other facilities

•  Located in Graz, Austria, the VR Centre is helping bring new technology to real product development

•  Before a new production line is installed, the new building, infrastructure and technology are planned virtually

•  Existing plants have also been digitized with the help of drones that scan the facility

•  Engineers also use Virtual Reality (VR) goggles in complete vehicle development, including vehicle styling and ergonomics

Wearable Tech	Fenceless Robot System

•  One of our Mechatronics facilities is conducting a multi-year pilot project in partnership with Samsung that provides employees – including operators, quality inspectors and maintenance staff – with wearable technology

•  Allows for production and efficiency improvements, including reduction of downtime, and increased response time

•  Improves training through virtual reality headsets that allow operators to practice movements in a classroom environment

•  Improves quality, as bottlenecks and issues are easier to track, and data and analytics help assembly lines get needed support

•  Working with several robotics companies to develop enabling technology, one of our Powertrain facilities has introduced a fenceless robot system

•  The fenceless robot system can handle almost double the payload at 10 times the speed of other robot systems in the market

•  Elimination of fencing and guarding of robot cells takes up less floor space and allows freedom of movement and access for human workers

•  In contrast to traditional industrial robots that slow or stop as human workers enter the robot’s stop zone, the fenceless robot system allows an operator to freely collaborate with the robot and vice-versa, ensuring greater productivity

Facilities

As at December 31, 2019, we had the following manufacturing and PDE&S facilities:

22	Annual Information Form

Our manufacturing and PDE&S facilities occupied approximately 83 million and 3.6 million square feet, respectively. These facilities were broken down between third party leases, and those owned by us as set out below. At this time, no single landlord owns more than 16% of the properties that we lease.

We are operating many of our manufacturing facilities on a multi-shift basis. Our facility leases typically have terms of at least five years with one or more options to renew. Among other terms, our leases typically require us to return the facilities to the condition in which we received them at start of the lease (reasonable wear and tear excepted). From time to time, the cost of doing so may be significant due to such factors as the length of the lease period, the nature of the manufacturing operations, the extent of modifications made to the leased properties over the term of the lease and other factors.

We are also subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with third party landlords generally provide that we must maintain the leased properties in accordance with all applicable laws, including environmental laws. Magna routinely conducts Phase 1 Environmental Assessments, and if necessary Phase 2 Site Investigations, at manufacturing, assembly and warehousing locations prior to occupancy to identify any actual and potential pre-existing environmental concerns at leased or owned sites. Magna is responsible for addressing environmental impacts arising during our tenancy, including exacerbations of existing impacts as defined by lease terms or regulatory requirements. Our leases with third party landlords generally also contain indemnities in favour of the landlord with respect to environmental matters and those indemnities expire after a specified period following the termination of the leases.

Key Components and Raw Materials

Our key purchased components include: stampings, electronics, molded parts, die casting, forging, coverstock, and wire harnesses. Our key purchased raw materials are steel, resin and aluminum. We purchase the majority of these components and raw materials from regional suppliers where we do business. Factors such as price, quality, transportation costs, warehousing costs, duties, tariffs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. We also purchase some key components and raw materials offshore when shortages occur or when we choose to source one supplier for a global program. Prices for our raw materials used in our production of parts, like steel, resin and aluminum, continue to be volatile.

Approximately two-thirds of our steel is acquired through resale programs operated by automobile manufacturers and the balance is generally acquired through annual or six month contracts. Under customer steel resale programs we are not exposed to steel price volatility, thus helping to manage our production costs. Certain of our operations generate steel and aluminum scrap, which we typically sell at prices that fluctuate with published market indexes. Most of our resin purchases fluctuate directly with market indexes, although we do participate in some customer resale programs on approximately one quarter of our resin purchases. The majority of our aluminum purchases fluctuate with market indexes. In some cases, our customers direct us to buy certain other raw materials from specified suppliers at specified prices. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key raw materials for our manufacturing operations. Consistent with lean manufacturing principles, we do not carry inventories of key raw materials or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

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PRODUCTS & SERVICES

Top Programs

Our top fifteen programs/platforms based on 2019 production and vehicle assembly sales were:

		Body Exteriors & Structures			Power & Vision					Seating Systems	Complete Vehicles
Customer	Vehicle	Body & Chassis	Exteriors	Roof Systems	Powertrain	Electronics	Mirrors	Lighting	Mechatronics	Seating	Vehicle Engineering & Manufacturing
General Motors	Full-Size SUVs & Pick-up Trucks	•	•		•	•	•	•	•
Daimler	Mercedes-Benz G-Class	•	•	•	•		•	•	•		•
Tata	Jaguar I-Pace	•	•								•
Tata	Jaguar E-Pace	•	•								•
BMW	BMW 5-Series	•	•		•		•		•		•
General Motors	GMC Acadia, Buick Enclave, Cadillac XT6, Chevrolet Blazer, Chevrolet Traverse	•	•		•		•	•	•	•
General Motors	Chevrolet Equinox, GMC Terrain	•	•		•	•	•		•	•
FCA	Jeep Grand Cherokee	•	•		•	•	•	•	•	•
FCA	Chrysler Pacifica, Chrysler Voyager, Dodge Grand Caravan	•	•		•	•	•	•	•	•
FCA	Ram Pick-up	•	•		•	•	•	•	•	•
Ford	Ford Transit, Ford Transit Custom	•	•		•	•	•		•	•
Ford	Ford Escape, Ford Kuga, Lincoln MKC/ Corsair	•	•		•	•	•	•	•	•
Ford	Ford Expedition, Lincoln Navigator		•		•	•	•		•	•
BMW	BMW Z4	•	•	•					•	•	•
BMW	BMW X3	•	•		•		•		•

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

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Product Segments

A description of our product and service capabilities, processes, top customers and key competitors by reporting segment follow. Manufacturing facility and PDE&S Centres counts below include joint venture facilities.

BODY EXTERIORS & STRUCTURES

Our Body Exteriors & Structures segment includes our body and chassis systems, exterior systems and roof systems operations.

166*	24*	22	71,300	$16.5B

Manufacturing Facilities	PDE&S Centres	Countries	Employees	2019 Sales

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1. General Motors	Full-Size SUVs & Pick-up Trucks
2. General Motors	Chevrolet Equinox, GMC Terrain
3. FCA	Ram Pick-up Trucks
4. General Motors	GMC Acadia, Buick Enclave, Cadillac XT6, Chevrolet Blazer, Chevrolet Traverse
5. FCA	Jeep Cherokee

Segment Trends and Strategic Focus

Within our Body Exteriors & Structures segment, we aim to support our customers’ efforts to deliver vehicles which consume less fuel and produce lower CO2 emissions, particularly through reduced vehicle weight, aerodynamic enhancements and use of multi-materials. We currently offer our customers a broad range of lightweight product solutions, such as thermoplastic liftgates, as well as reduced-weight products formed through advanced manufacturing processes, such as hot stamping, high-pressure aluminum casting and multi-material joinery.

Product Capabilities

BODY AND CHASSIS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• body systems • chassis systems • engineering and testing

Forming technologies:

•  hydroforming

•  cold stamping, including high-strength steel & aluminum

•  hot stamping

•  roll forming

•  aluminum casting

•  advanced welding & joining

•  stretch bending of aluminum extrusions

Finishing technologies:

•  e-coating

•  heat treating

•  high temperature wax coating

•  machining

		• General Motors • Ford • FCA • Volkswagen • Daimler • BMW	• Benteler International AG • F-Tech Inc. • Gestamp Automocio´ n S.L. • Martinrea International Inc. • Metalsa, S.A. de C.V. • Tower International, Inc. • Minth Group Ltd.

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EXTERIORS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• fascia & trim • front end modules • liftgate and door modules • active aerodynamics • lightweight composites • sealing systems • engineered glass • running board & roof racks

Molding technologies:

•  injection molding, such as two shot, structural, insert, injection compression for thermoplastics & reaction injection molding

•  extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion

•  compression-molding for thermosets

•  expanded polypropylene foam

•  metal rollforming

•  glass encapsulation

•  tooling

Finishing processes:

•  painting

•  hardcoating

•  chrome plating

•  hot stamp foils

•  metal finishing

•  hydrographics

•  laser etching/engraving

•  in-mold film

Assembly processes:

•  adhesive bonding

•  infrared, ultrasonic, vibration, torsional and resistance implant welding

•  laser cutting and welding

•  manual and automated assembly & sequencing

		• FCA • General Motors • Ford • Volkswagen • BMW • Daimler	• ABC Group • Flex-N-Gate Corporation • Plastic Omnium S.A. • Samvardhana Motherson • Peguform • Ro¨ chling Group • SRG Global Inc.

ROOF SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• sliding folding & modular roofs • retractable hard tops and soft tops	• “cut and sew” of complete fabric covers • backlight gluing • manual and automated complete retractable roof assembly	• Daimler • BMW • Volkswagen • FCA • Groupe PSA • Renault-Nissan-Mitsubishi	• Webasto Group • Valmet Automotive Inc.

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POWER & VISION

Our Power and Vision segment comprises our global powertrain systems, electronics systems and mechatronics, mirrors & lighting operations.

109*	49*	20	50,050	$11.3B

Manufacturing Facilities	PDE&S Centres	Countries	Employees	2019 Sales

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1. General Motors	Full-Size SUVs & Pick-up Trucks
2. BMW	BMW X1
3. Daimler	Mercedes-Benz A-Class, Mercedes-Benz A-Class Sedan
4. FCA	Ram Pick-up Trucks
5. General Motors	GMC Acadia, Buick Enclave, Cadillac XT6, Chevrolet Blazer, Chevrolet Traverse

Segment Trends and Strategic Focus

In our Power and Vision segment, we seek to realize opportunities presented by trends toward electrification, advanced driver assistance systems and autonomous driving. We believe that our powertrain business is well-positioned to benefit from the shift toward electrification and we continue to invest in both transmissions and driveline products to further grow in areas such as 48V and high-voltage electric drive systems, including through products such as hybrid transmissions, electric rear drive axles and highly-integrated primary and secondary e-drive systems. Our Vision Systems business is currently the leading supplier of camera-based driver assistance systems and we continue to invest in advanced driver assistance technologies to expand the assisted and autonomous driving systems expertise we can offer customers. These investments include both in-house research and development, as well as venture capital investments in and strategic relationships with technology companies.

Magna International Inc.	27

Product Capabilities

POWERTRAIN

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

•  transmission systems (dedicated hybrid, dual clutch, hybrid dual clutch, manual transmissions)

•  driveline systems (AWD/4WD products, rear drive modules, hybrid & battery electric drive systems)

•  metal-forming solutions (transmission, engine, driveline components)

•  engineering services

•  transmission and driveline assembly

•  high pressure die casting with full foundry

•  flow-forming

•  stamping and spinning

•  steel & aluminum die forming

•  grob, roller die & cam die spline forming

•  precision-heavy stamping

•  shaft spline rolling

•  aluminum die casting and precision machining

•  profilator processing

•  in-die fine cutting

•  soft and hard processing of gears and shafts

•  CNC machining & broaching

•  rotary swaging

•  heat treating

•  welding, including laser, electron beam (EB), capacitor discharge (CD), inertia, resistance and metal inert gas (MIG)/tungsten inert gas (TIG)

•  manual and automated assembly

•  end-of-line testing, leak testing and balancing

		• Daimler • BMW • General Motors • Ford • Volkswagen	• ZF Group • Aisin Group • JATCO Ltd. • BorgWarner Inc. • GKN plc • Linamar Corporation

ELECTRONICS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• advanced driver assistance systems/ADAS features • ADAS scalable products (front, rear and surround camera systems, ultrasonic sensors, ICON RADAR, LiDAR) • electronic controllers	• surface mount placements of electronic components on printed circuit boards • manual and automated assembly of electronic modules	• Ford • General Motors • FCA • Hanon • Mazda • Daimler	• Continental AG • Aptiv PLC • Robert Bosch GmbH • Valeo S.A. • ZF Group

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MIRRORS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• interior mirrors • exterior mirrors • actuators • door handles • overhead consoles	• electronics integration • injection molding • painting • manual and automated assembly	• Daimler • BMW • General Motors • Ford • Volkswagen • FCA	• SMR Automotive • Ficosa International S.A. • Gentex Corporation

LIGHTING

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• headlamps • tail lamps • fog lamps • other lighting (centre high mount stop lamp, license plate reflex, side marker, auxiliary running board, turn signal and mirror lamps)	• electronics integration • injection molding • manual and automated assembly	• General Motors • FCA • BMW • Volkswagen • Renault-Nissan-Mitsubishi	• Valeo S.A. • Automotive Lighting Inc. • Hella KGaA Hueck & Co.

MECHATRONICS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• latching systems • door modules • window systems • power closure systems • electronic controllers • hinges and wire forming (rods) • handle assemblies	• light stamping • injection molding • manual and automated assembly	• General Motors • FCA • Daimler • Ford • Renault-Nissan-Mitsubishi • Honda	• Brose Fahrzeugteile • GmbH & Co. KG • Inteva Products, LLC • Kiekert AG

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SEATING SYSTEMS

Our Seating Systems segment comprises our global seating systems operations.

66	8*	17	29,600	$5.6B

Manufacturing Facilities	PDE&S Centres	Countries	Employees	2019 Sales

*	Figure includes certain PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1. Ford	Ford Escape, Ford Kuga, Lincoln MKC/Corsair
2. FCA	Chrysler Pacifica, Chrysler Voyager, Dodge Grand Caravan
3. Ford	Ford Expedition, Lincoln Navigator
4. FCA	Jeep Grand Cherokee
5. Ford	Ford Transit, Ford Transit Custom

Segment Trends and Strategic Focus

Our Seating Systems group continues to grow organically by winning new business based on its reputation for delivering innovative seating solutions. Longer term, our Seating Systems group aims to capitalize on its strength in seat mechanisms, vertical integration and reconfigurable seating, specifically to supply reconfigurable seating solutions for applications such as car sharing and autonomous ride sharing; as well as seat products that are responsive to growing electric vehicle requirements, including lighter weight seats, and lower seat box height.

Product Capabilities

SEATING SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• complete seating systems • seat structures, mechanism & hardware solutions • foam & trim products	• traditional “cut and sew” technology • manual and automated assembly • Multi-Material Mold-In-PlaceM technology • patented EZ-Entry and seat stowing mechanisms systems	• Ford • Fiat/Chrysler • General Motors • Volkswagen • patented BMW • Geely	• Adient plc • Lear Corporation • Faurecia S.A.

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COMPLETE VEHICLES

Our Complete Vehicles segment comprises our global complete vehicle engineering and manufacturing operations.

8*	27*	10	12,350	$6.7B

Manufacturing Facilities	PDE&S Centres	Countries	Employees	2019 Sales

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Segment Programs

Customer	Vehicle
1. Daimler	Mercedes-Benz G-Class
2. Tata Motors	Jaguar E-Pace
3. Tata Motors	Jaguar I-Pace
4. BMW	BMW 5-Series
5. BMW	BMW Z4
6. Toyota	Toyota Supra

Segment Trends and Strategic Focus

Our Complete Vehicles business continues to provide OEM-level expertise to traditional customers seeking a trusted vehicle assembly outsource partner, as well as new market entrants seeking expertise for their traditional, electrified, autonomous and/or smart mobility / MaaS concepts. Traditional OEMs currently represent the substantial majority of our Complete Vehicles group business customers. However, engineering sales with non-traditional customers, including Chinese OEMs, continue to grow. MaaS providers represent an important source of new opportunities since they typically do not have the vehicle development, engineering, integration and assembly capabilities of traditional OEMs and thus require outsource partners to commercialize their concepts. In this segment, we also focus on leveraging our expertise in alternative energy storage and propulsion systems by further strengthening and capitalizing on our know-how in different propulsion systems. In addition, we continue to focus on integration and testing of autonomous driving systems, and we support our customers with one of the most versatile test environments for highly automated vehicles.

Product Capabilities

VEHICLE ENGINEERING & MANUFACTURING

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• complete vehicle manufacturing • engineering services	• body-in-white • paint • assembly	• BMW • Daimler • Tata Motors • Evergrande New Energy Automotive Group • VinFast • Renault-Nissan-Mitsubishi	Contract Manufacturing • VDL Nedcar B.V. • Valmet Automotive • NEVS AB Engineering Services • Bertrandt Group • EDAG Engineering GmbH • IAV GmbH

Tooling & Engineering

As part of our production programs, we design, engineer and manufacture tooling for our own use, as well as for sale to our customers. However, a predominant amount of the tooling used in our production programs is purchased by us from third parties and sold to our customers on a pass-through basis. In addition, we manufacture tooling for our customers on a standalone basis, which is tooling sold separately and not part of a production arrangement. We also provide engineering services independent of our production programs, as well as for programs for which we have production sales.

Acquisitions and Divestitures

For further details of our acquisitions and divestitures in the last three fiscal years, refer to ‘‘Schedule B – Acquisitions and Divestitures’’.

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7. INNOVATION AND RESEARCH & DEVELOPMENT

FOCUS ON INNOVATION AND TECHNOLOGY

We have historically emphasized technology development and product and process innovation as a key element of our business strategy. See ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’ for further details. We continue to invest significant resources to develop and commercialize innovative technologies, which will provide additional value to our customers. In addition, we aim to advance some of our sustainability goals through innovations in electrification, lightweighting and fuel efficiency.

We expect that our involvement with automobile manufacturers and smart mobility partners in the development of innovative product and process technologies will increase as such manufacturers and partners further involve suppliers like us in the overall vehicle concept and development process.

OUR RESEARCH AND DEVELOPMENT PROCESS

Our R&D activities take place at our Division/Operating Group level and at the corporate level. Our Divisional/Operating Groups work with our customers to identify product and technology gaps. Magna’s Corporate R&D team, under the global direction of our President and Chief Technology Officer, analyze the key mega-trends that are expected to drive future mobility and automotive development. As part of these efforts, our Corporate R&D team engages with the advanced engineering and product development teams of our OEM customers to understand their product strategies and better align our own product strategy and technology development with customer needs.

All of our R&D projects follow an Innovation Development Process (IDP) process – a multi-stage process aimed at turning ideas into innovations that can ultimately be commercialized and scaled. The initial phase of the process is designed to foster the generation of ideas and includes, among other things: identification, understanding of and analysis of societal, digital, demographic, regulatory, industry and other trends which may create demand for and thus drive development of new automotive and mobility technologies; review of academic research; collecting and screening ideas submitted through innovation programs; and automotive customer input.

Concepts that progress past this initial stage are further evaluated, including with respect to: fit with our strategy regarding electrification, autonomy and smart mobility; commercialization potential; and risks and challenges to further development. Selected innovations then progress through subsequent stages towards product or process realization, validation and eventually, product launch.

Our R&D initiatives are supported by and involve close collaboration with our Corporate R&D group. Our Division/Operating Group R&D teams work together with our Corporate R&D group on technology development, and where necessary specific working groups are established to discuss and develop technological solutions.

As a result of our innovation activities, we have developed a number of product, process and materials innovations, some of which are described in this Section 7 under ‘‘Innovations and Innovation Awards’’.

As a key part of our own innovation efforts and to gain further access to innovative thinking outside of our company, we partner with start-ups and early stage companies, potential inventors, entrepreneurs, universities, technical institutions and the venture capital community to help bring innovative ideas to market. We also look for the best ideas from other industries and apply them to mobility – a process we call ‘‘auto-qualifying’’. As part of our continuing efforts to develop innovative solutions to the technology challenges of smart mobility and the automotive industry, in the last 12-15 months, we have investigated thousands of potential innovations, which has led to a number of active projects. Such projects include: a new joint venture with Rohinni LLC to produce lighting possibilities that go beyond conventional LEDs; and a collaboration with Uhnder Inc. in engineering and development of the ICON RADAR, which is able to detect and communicate to the vehicle a topography of static and moving objects. We believe our equity investments in technology partnerships provide important product or technology development opportunities for our future business.

INTELLECTUAL PROPERTY

We own and use numerous patents, trademarks, and other intellectual property in connection with our operations. We have over 3800 patents globally, including over 1300 which have been granted in the last three years alone. In addition, certain of our Operating Groups license their technology to third parties on a limited basis. We also license and use, to a minor extent, patents owned by others. From time to time, claims of intellectual property infringement are made by us or against us. At present, we believe that the outcome of any pending claim, whether positive or negative, will not have a material adverse effect upon us. While in the aggregate our intellectual property and licenses are considered important in the operation of our business, we do not consider them of such importance that the expiry of any one patent or license would materially affect our business.

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INNOVATIONS & INNOVATION AWARDS

We believe that innovation has been the foundation of Magna’s success and an important factor in our competitiveness, a key operational priority and a critical element of our business strategy. Our current strategic focus is aimed at responding to key industry trends, as discussed in ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’. Some examples of recent innovations are as follows:

DUAL-CLUTCH TRANSMISSIONS

Magna’s scalable dual-clutch transmissions (DCT) are designed to enhance drivability and provide greater levels of fuel efficiency. Magna was awarded a multi-year contract to build front-wheel drive DCTs, and hybrid variants for BMW – the largest transmissions contract award in Magna’s history. The new hybrid DCT does not impact the overall package size of the transmission, providing manufacturing flexibility to BMW. In addition, Magna’s 8-speed DCT will be featured on the Ferrari’s first plug-in hybrid—the SF90 Stradale.

FREEFORMTM SEAT TRIM TECHNOLOGY

Magna has developed FREEFORM™, a new seat trim technology that provides a more sculpted, seamless styling surface and reduces manufacturing complexity by 80 components. FREEFORM™ allows for greater styling flexibility and comfort benefits, including: highly concave surfaces that provide additional knee clearance for rear-seat passengers; contours for improved passenger comfort and back support; and the ability to achieve design details that are sharper than traditional “cut-and-sew” seats. Due to their seamless surface, FREEFORM™ seats are also easier to clean – a benefit for ride-sharing fleets conducting daily maintenance.

CLEARVIEWTM

Magna’s CLEARVIEW™ system uses a pair of camera-equipped mirrors — one inside and one outside the vehicle — to enhance the driver’s ability to see around the vehicle. The outside mirror combines a self-cleaning camera with a regulatory-compliant side-view mirror to display a live video feed inside the vehicle, and can include features such as turn signals, ground illumination and surround-view cameras. The inside mirror can switch between a traditional rear-view mirror and a full-size video display. Due to the smaller size of the exterior camera(s), CLEARVIEW™ cuts down on drag, improving fuel economy while reducing noise inside the vehicle.

ICON RADAR

Our ICON RADAR™ system, a collaboration between Magna and U.S.-based startup Uhnder, incorporates advanced technology used by the U.S. military to provide precise detection and extensive range (more than 300 metres). It is designed to continuously scan its surrounding environment at a rate 50 times faster than the blink of a human eye and creates a high definition, four-dimensional view (distance, height, depth and speed). The ICON RADAR™ system also has the ability to distinguish smaller objects such as bicyclists in close proximity to larger, more easily detectible objects such as parked cars and moving trucks, which is critical to the enhancement of ADAS features such as automatic emergency braking. With its compact size, ICON RADAR™ also allows greater flexibility in exterior design and integration into an OEM’s autonomous system.

FLECSFORMTM

Through our joint venture with Rohinni, a U.S.-based company, we are offering high performance, flexible lighting solutions that are brighter, lighter and more energy-efficient than alternative technologies, including OLED. These innovative solutions use thin-film micro and mini LEDs that are as thin as a piece of paper and enable uniform lighting, creating new possibilities for design and product differentiation. The ultra-bright solutions also have advantages for the interior of vehicles, such as better displays which are readable even in bright daylight.

COMPOSITE SPACE FRAME

Magna has developed a number of lightweight composite products as part of its continuous efforts to find new materials and innovative applications to reduce vehicle mass and weight. These innovations include the composite space frame, which is 10% lighter than conventional steel and can be used on liftgate and side door modules, as well as windshield headers. The composite space frame debuted on the 2020 Toyota Supra.

Magna International Inc.	33

COMPOSITE LIFTGATE

Our composite liftgates address the growing demand for liftgates that cut vehicle weight, helping to reduce CO2 emissions. Using a mix of thermoplastic polymer with 40% glass fibres, our composite liftgates are 25% lighter than traditional liftgates, making them attractive for SUV production. These composite liftgates are also capable of housing multiple sensors, cameras and other functional features which will be critical in autonomous vehicles.

SONY VISION-S PROTOTYPE ELECTRIC VEHICLE

Magna used its significant experience in complete vehicle engineering and manufacturing to assist Sony Corporation in developing the Sony Vision-S electric prototype sedan that was recently unveiled at the 2020 CES. The Vision-S, is a completely new vehicle concept for a battery electric vehicle platform, featuring 33 different sensors inside and outside the car, multiple widescreen displays, 360 audio and always-on connectivity. Magna supported Sony throughout the development process, from engineering and styling to integration with other suppliers.

SMARTACCESSTM

Magna’s SMARTACCESS™ complete power door system features an industry-first advance haptic motion control, allowing entry into a vehicle in a number of ways, including by gesture recognition (i.e., waving a hand). The system also includes advanced obstacle detection to prevent doors from hitting people or objects, as well as anti-slam technology.

ADAPTIVE DRIVING BEAM
Our adaptive high beam uses forward camera vision inputs to determine the location of an object and adjust the high beams of the vehicle to reduce glare for the driver.

e4 DEMONSTRATION VEHICLE

Magna’s new e4 vehicle demonstrates our eDrive systems in a pure EV format. The e4, which provides 120km more range than current production models, includes highly integrated PSM-type eDrive systems on the front and rear axle. The unit on the front is equipped with a mechanical differential, while the unit on the rear has a twin-clutch torque vectoring system. Both eDrives, including the gearbox, electric motors, inverters, inverter software and vehicle control strategy, were developed by Magna.

BATTERY FRAME

Magna has developed an industry-first, multi-material battery frame. The battery frame uses advanced composites and metals to meet battery housing requirements for electric and hybrid vehicles. This innovation demonstrates our design, joining and manufacturing expertise, and our ability to work with both steel and aluminum, as well as various other materials, including fibre-reinforced plastics.

Innovation Awards

In addition to the innovations described above, a number of our product and process innovations have received accolades and awards in recent years. In 2019, we were finalists for the 2019 PACE Award for both our solid state LiDAR and augmented reality camera. Our composite space frame has been nominated for a 2020 PACE Award.

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8. CAPITAL STRUCTURE, FINANCINGS & CREDIT RATINGS

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 20, 2020, the Record Date for our Meeting, a total of 298,925,167 Common Shares were issued and outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. The attributes of our Common Shares and our Preference Shares are set out in our charter documents.

Common Shares

The holders of our Common Shares are entitled:

•	to one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

•	to receive any dividends that may be declared by our Board, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and

•

to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

For further details of the market for our securities, refer to ‘‘Schedule C – Market for Securities’’.

Preference Shares

Our Board may, without the approval of any of our shareholders, fix the number of shares in, and determine the attributes of, an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs. No Preference Shares have been issued or are outstanding and we do not currently anticipate issuing any such shares. In the event we do issue Preference Shares in the future, we would expect to issue them solely for legitimate financing purposes and not to block a change of control transaction.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares, may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

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Dividends

The following table sets forth the cash dividends paid and payable on our Common Shares in respect of each quarter for the last three years.

We intend to continue paying a quarterly dividend from our cash flow from operations, with the aim of regularly increasing the dividend consistent with our practice since 2010. The declaration and payment of dividends, including the dividend rate, is reviewed quarterly by our Board and is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors they consider relevant. See ‘‘Section 5 – Risk Factors’’.

Dividend Reinvestment Plan (DRIP)

Since 1994, we have maintained a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares by investing the cash dividends paid on their shares.

Financings and Securities/Corporate Transactions

Senior Unsecured Notes

We currently have the following senior unsecured notes outstanding:

Issuance Date	Amount Issued	Interest Rate	Maturity Date
June 16, 2014	$750,000,000	3.625%	June 15, 2024
September 23, 2015	$650,000,000	4.150%	October 1, 2025
November 24, 2015	c550,000,000	1.900%	November 24, 2023
December 7, 2015	CAD$425,000,000	3.100%	December 15, 2022
September 25, 2017	c600,000,000	1.500%	September 25, 2027

The prospectus supplements which describe each of the notes above have been filed and are available on SEDAR (www.sedar.com).

Global Credit Facility

We maintain a $2.75 billion syndicated revolving credit facility that expires on June 24, 2024. The facility includes a $200 million Asian tranche, a $100 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros.

On October 12, 2018, we entered into a $300 million, 364-day syndicated revolving credit facility and on May 24, 2019, the facility was amended and restated to include an extension of the maturity date to June 22, 2020 with a one-year term-out option. The facility can be drawn in U.S. dollars or Canadian dollars.

Commercial Paper Programs

We maintain a euro-commercial paper program (the ‘‘ECP Program’’) and a U.S. commercial paper program (the ‘‘USCP Program’’), each backstopped by our Global Credit Facility. Under the ECP Program, one of our indirect wholly-owned subsidiaries may, from time to time, issue euro-commercial paper notes, subject to an aggregate maximum of c500 million or its equivalent in alternative currencies. Under the USCP Program, we may, from time to time, issue commercial paper notes, subject to an aggregate maximum of $1 billion or its equivalent in alternative currencies. As at December 31, 2019, we have no outstanding issues under the ECP Program or the USCP Program.

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Normal Course Issuer Bid

On November 12, 2019, the Toronto Stock Exchange (‘‘TSX’’) accepted our Notice of Intention (the ‘‘Notice’’) to Make a Normal Course Issuer Bid relating to the purchase of up to 30,283,500 Magna Common Shares (the ‘‘2020 Bid’’), representing approximately 10% of our ‘‘public float’’ of Common Shares. The primary purposes of the 2020 Bid are purchases for cancellation, as well as purchases to fund our stock-based compensation awards or programs and/or our obligations to our deferred profit sharing plans. The 2020 Bid commenced on November 15, 2019 and will terminate no later than November 14, 2020.

Purchases of Common Shares under the 2020 Bid as of the date of this AIF have been made on the TSX or the NYSE at the prevailing market price at the time of purchase and in accordance with the rules and policies of the TSX or in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, respectively, or through other published markets, or by such other means permitted by the TSX.

We have purchased the following Common Shares pursuant to the 2020 Bid as at March 20, 2020, and under our previous normal course issuer bid which commenced on November 15, 2018 and terminated on November 14, 2019 (‘‘2019 Bid’’):

	2020 Bid	2019 Bid
Shares purchased and cancelled	7,076,624	29,223,236
Shares purchased and retained for stock-based compensation awards or programs and/or deferred profit sharing plans	177,103	192,262

Total	7,253,727	29,415,498

Ratings

As of the date of this AIF, we have been assigned the ratings in the table below:

Credit Rating Agency	Issuer Rating	Senior Debt Rating	Short-Term Debt Rating	Outlook/ Trend
Dominion Bond Rating Service (‘‘DBRS’’)(1)	A(low)	A(low)	R-1 (low)	Stable
Moody’s Investor Services (Moody’s)(2)	A3	A3	P-2	Stable
Standard & Poor’s (S&P)(3)	A—	A—	A-2	Stable

Notes:

(1)

DBRS’s issuer and senior debt ratings are based on its long-term rating scale that ranges from ‘‘AAA’’ to ‘‘D’’ which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the ‘‘A’’ rating category is in the third highest category of the relevant scale of eight major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations. ‘‘High’’ and ‘‘low’’ grades are used to indicate the relative standing of credit within a particular rating category. The absence of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the ‘‘high’’, ‘‘middle’’ or ‘‘low’’ designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories – ‘‘Positive’’, ‘‘Stable’’ or ‘‘Negative’’. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A ‘‘Positive’’ or ‘‘Negative’’ does not necessarily indicate a rating change is imminent, but rather the trend represents an indication that there is a greater likelihood that the rating could change in the future versus if a ‘‘Stable’’ trend was assigned.

DBRS’s short-term debt rating is based on its commercial paper and short-term debt rating scale that ranges from ‘‘R-1 (high)’’ to ‘‘D’’ which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the ‘‘R-1 (low)’’ category represents the third highest category of the relevant scale of ten major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations.

(2)

Moody’s senior unsecured issuer rating is an opinion as to our future relative creditworthiness. The credit rating is based on a rating scale that, for global automotive suppliers, ranges from ‘‘Aaa’’ to ‘‘C’’, which represents the range from those obligations with minimal credit risk to those obligations that are in default with little prospect of recovery. Issuer’s in the ‘‘A’’ rating category are in the third highest category of the relevant scale of nine major categories and are considered by Moody’s to be subject to low credit risk. The determination of the overall rating assigned to a global automotive supplier is based on an assessment of an issuer’s performance in five broad weighted categories, some of which are further broken down into a number of weighted sub-factors each of which maps to a specific letter rating in the range above. The indicated rating category for each sub-factor (i.e., Aaa, Aa, etc.) is then converted into a numeric value, which is then multiplied by the weight for that sub-factor with the results then totaled to produce a composite weighted-factor score, that is itself then mapped back to an alphanumeric rating based on the ratings range from Aaa to C. Moody’s appends the numerical modifiers 1, 2, or 3 to each generic rating classification from Aa through Caa. The modifiers 1, 2 and 3 indicate that the obligation ranks in the higher end, mid-range or lower end of its generic rating category, respectively. The Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term, and fall into one of four categories: Positive, Negative, Stable or Developing.

(3)

S&P’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time. This credit rating is based on a rating scale that ranges from ‘‘AAA’’ to ‘‘D’’, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the ‘‘A’’ rating category is in the third highest category of the relevant scale of ten major categories and is considered by Standard & Poor’s to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than issuers in higher-rated categories. The ratings from ‘‘AA’’ to ‘‘CCC’’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years), but is not necessarily a precursor to a rating change. A ‘‘Stable’’ outlook rating means the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future, if in its judgement, circumstances warrant. We have made payments in the ordinary course to the rating agencies listed above in connection with the assignment of ratings on our securities. In addition, we made payments to Moody’s and S&P in connection with the confirmation of our ratings in respect of the issuance of our Senior Notes and continued issuance of our ECP Program and USCP Program.

Magna International Inc.	37

9. DIRECTORS & EXECUTIVE OFFICERS

DIRECTORS

Our Board currently consists of the following members:

Name & Municipality of Residence	Director Since	Principal Occupation
Scott B. Bonham(1) California, U.S.A.	May 10, 2012	Corporate Director and Co-Founder, Intentional Capital

Peter G. Bowie Ontario, Canada	May 10, 2012	Corporate Director

Mary S. Chan New Jersey, U.S.A.	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director

Hon. V. Peter Harder, P.C.(2) Ontario, Canada	January 10, 2020	Senator and Corporate Director

Dr. Kurt J. Lauk Baden-Wu¨ rttemberg, Germany	May 4, 2011	Co-Founder & President, Globe CP GmbH

Robert F. MacLellan Ontario, Canada	May 10, 2018	Chairman, Northleaf Capital Partners

Cynthia A. Niekamp Michigan, U.S.A.	May 8, 2014	Corporate Director

William A. Ruh New South Wales, Australia	May 11, 2017	Chief Executive Officer, Digital, Lendlease Group

Dr. Indira V. Samarasekera British Columbia, Canada	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director

Donald J. Walker Ontario, Canada	November 7, 2005	Chief Executive Officer of Magna

Lisa S. Westlake New Jersey, U.S.A.	May 9, 2019	Corporate Director

William L. Young(3)(4) Massachusetts, U.S.A.	May 4, 2011	Corporate Director

Notes:

(1)	Effective January 1, 2018, Mr. Bonham entered into a consulting arrangement with a subsidiary of Magna under which he will provide venture capital and technology advisory services to Magna.
(2)	Mr. Harder was a director of Arise Technologies Corporation (‘‘Arise’’) until June 24, 2011. Arise was deemed to have made an assignment into bankruptcy on April 11, 2012.
(3)	Chairman of the Board.
(4)

Mr. Young was a director of Pharmetics (2011) Inc., a private company, until he resigned in connection with the sale of Pharmetics in September 2017. Approximately five months after the sale, in February 2018, Pharmetics filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) and was subsequently declared bankrupt as of March 16, 2018.

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 9, 2019, except Hon. V. Peter Harder, P.C. who was appointed to the Board on January 10, 2020. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•	Mr. Bonham was a Venture Partner of GGV Capital from 2011 to June 2015, a venture capital firm he co-founded in 2000;
•

Mr. Harder was a Senior Policy Advisor with Dentons Canada LLP from May 2013 to March 2016 and also served as the Representative of the Government of Canada in the Senate from March 2016 to January 2020;

•	Ms. Niekamp was Senior Vice-President, Automotive Coatings, PPG Industries, Inc. from July 2010 to March 2016;
•

Mr. Ruh was Chief Executive Officer, Senior Vice-President and Chief Digital Officer, GE Digital from September 2015 to December 2018 and Vice-President and Global Technology Director, GE from February 2011 to August 2015;

•	Dr. Samarasekera was President & Vice-Chancellor of the University of Alberta from July 2005 to July 2015; and
•	Ms. Westlake was Chief Human Resources Officer of IHS Markit Ltd. from April 2017 to August 2018 and Chief Human Resources Officer of Moody’s Corporation from 2008 to 2017.

All of our directors, with the exception of Mr. Walker, our CEO, and Mr. Bonham, a non-independent, non-executive director, have been determined by our Board to be ‘‘independent directors’’ within the meaning of such term under applicable law.

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Board Committees

A copy of our Audit Committee Charter, as well as the charters of our other Board Committees and of our Board, is available on our website (www.magna.com) and has been filed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov/edgar) and is incorporated by reference into this AIF. Additional information about our Audit Committee is contained under ‘‘Corporate Governance – Report of the Audit Committee’’ in our Circular for our Meeting, which is incorporated by reference into this AIF.

Membership of these Committees as of the date of this AIF are as follows:

Name(1)	Audit Committee	Corporate Governance, Compensation & Nominating Committee	Technology Committee
Peter G. Bowie	●
Mary S. Chan			●
Hon. V. Peter Harder		●
Dr. Kurt J. Lauk
Robert F. MacLellan
Cynthia A. Niekamp	●
William A. Ruh			●
Dr. Indira V. Samarasekera		●
Lisa S. Westlake		●
William L. Young

● Committee Member Committee Chair

Notes:

(1)	As a consultant to the Company, Mr. Bonham does not serve on any Board Committees.

Additional details regarding our Committee structure can be found in the ‘‘Corporate Governance’’ section of our Circular.

Magna International Inc.	39

EXECUTIVE OFFICERS

Our executive officers currently consist of the following persons:

Name & Municipality of Residence	Principal Occupation

Donald J. Walker Ontario, Canada	Chief Executive Officer (since November 2010; previously Co-CEO since April 2005)

Seetarama S. Kotagiri Michigan, U.S.A.	President, Magna International (since January 2020) and President, Magna Power and Vision (since May 2018)

Vincent J. Galifi Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)

Tommy J. Skudutis Ontario, Canada	Executive Vice-President (since May 2018) and Chief Operating Officer (since May 2007)

Guenther F. Apfalter Upper Austria, Austria	President, Magna Europe (since February 2011) and President, Magna Steyr (since May 2018)

Aaron D. McCarthy Ontario, Canada	Executive Vice-President and Chief Human Resources Officer (since January 2019)

Francis C. Seguin Ontario, Canada	Executive Vice-President, Corporate Projects and Strategy Development (since February 2016)

James J. Tobin, Sr. Michigan, U.S.A.	Executive Vice-President (since January 2020) and President, Magna Asia (since February 2012)

Riccardo C. Trecroce Ontario, Canada	Executive Vice-President and Chief Legal Officer (since May 2018)

Eric J. Wilds Michigan, U.S.A.	Executive Vice-President and Chief Sales & Marketing Officer (since January 2020)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations during the last five years:

•

Prior to joining Magna, Mr. McCarthy was a Vice-President at Uranium One Inc., a global energy company from August 2013 to December 2015. Mr. McCarthy joined Magna in January 2016 as Vice-President, Human Resources, the Americas and India and remained in this role until December 2018;

•	Mr. Seguin was President of Magna Closures from January 2010 to January 2016;
•	Mr. Trecroce was Vice-President and General Counsel, North America from May 2009 to May 2014 and Vice-President and General Counsel, Americas and Asia from May 2014 to May 2018; and
•

Mr. Wilds was Executive Vice-President, Strategic Growth Initiatives, Magna Powertrain and Magna Electronics from April 2016 to December 2017 and Executive Vice President, Business Development & Strategy, Magna Power and Vision from January 2018 to January 2020.

Beneficial Ownership of Securities

All our directors and executive officers (as a group 21 persons) owned beneficially or exercised control or direction over 3,141,001 Common Shares representing approximately 1% of the class, as at March 20, 2020. Our issued and outstanding Common Shares are held as follows:

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10. LEGAL PROCEEDINGS

Antitrust Investigation

In September 2014, the Conselho Administrativo de Defesa Economica, Brazil’s Federal competition authority, attended at one of the Company’s operating divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products. Proceedings of this nature can often continue for several years. At this time, management is unable to predict the duration or outcome of the Brazilian investigation.

The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. The Company has completed its previously announced global review focused on antitrust risk and does not currently anticipate any material liabilities in connection with the review.

In the event of an antitrust violation, Magna could be subject to fines, penalties, restitution settlements and civil, administrative or criminal legal proceedings and other consequences, including reputational damage.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the potential of any adverse judgments or outcomes to these matters, as well as any associated probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims on product defect issues when amounts related to such issues are probable and reasonably estimable. Under certain complete vehicle assembly, powertrain systems, and electronics contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or the specific customer’s, or our own, warranty experience.

Product liability and recall provisions are established based on our best estimate of the amounts necessary to settle existing claims, which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to inspect, remove and replace the defective part; and the customer’s administrative costs relating to the recall. In making this estimate, judgement is also required as to the ultimate negotiated sharing of the cost between us, the customer and, in some cases a supplier.

11. OTHER INFORMATION

Additional Information

Our Circular contains the following additional information:

•	our directors’ and named executive officers’ remuneration and indebtedness;

•	our voting securities and their principal holders; and

•	securities authorized for issuance under our equity-based compensation plans.

Additional financial information about us is provided in our consolidated financial statements as at and for the two-year period ended December 31, 2019 and in our MD&A. These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Interests of Management & Others in Material Transactions

Reference is made to ‘‘Interests of Management and Other Insiders in Certain Transactions’’ in our Circular for our Meeting, which is incorporated by reference into this AIF.

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Transfer Agent & Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

Interests of Experts

Our independent auditor for the 2019 fiscal year is Deloitte LLP. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario, and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB). Additional information regarding the fees paid to our independent auditors is contained under ‘‘Business of the Meeting – Reappointment of Deloitte as Magna’s Independent Auditors’’ in our Circular, which is incorporated by reference into this AIF.

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SCHEDULES

SCHEDULE A

PRINCIPAL SUBSIDIARIES AND INVESTMENTS

Subsidiaries

A list of our principal subsidiaries and each of their jurisdictions of incorporation as of December 31, 2019 is set out below. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

Subsidiary(1)(2)	Voting Securities	Jurisdiction of Incorporation
1305290 Ontario Inc.	100%	Ontario
Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding GmbH	100%	Austria
Magna Automotive Europe GmbH	100%	Austria
Magna Automotive Holding GmbH	100%	Austria
Magna Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Powertrain GmbH & Co KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Powertrain GmbH	100%	Austria
Magna PT Holding GmbH	100%	Germany
New Magna Investments N.V.	100%	Belgium
Magna Automotive Holding (Germany) GmbH	100%	Germany
175 Holdings ULC	100%	Alberta
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Intier Automotive of America, Inc.	100%	Delaware
Intier Automotive of America Holdings, Inc.	100%	Delaware
Magna Seating of America, Inc.	100%	Delaware
Magna Exteriors Holdings, Inc.	100%	Delaware
Magna Exteriors of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc.	100%	Michigan
Magna International (Hong Kong) Limited	100%	Hong Kong
Magna Powertrain Inc.	100%	Ontario
Magna Seating Inc.	100%	Ontario
Magna Exteriors Inc.	100%	Ontario
Magna Powertrain de Mexico, S.A. de C.V.	100%	Mexico

Notes:

(1)

The table shows the percentages of the votes attached to all voting securities and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Parent/subsidiary relationships are identified by indentations. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

(2)

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

Investments

Our principal investments are the following:

Joint Venture	Magna Equity Ownership %	Partner(s)	Reporting Segment
Litens Automotive Partnership	76.7% (non-controlling 50% voting interest)	Current and retired members of senior Litens management	Power & Vision
Getrag (Jiangxi) Transmission Co., Ltd	66.7%	Jiangling Motor Company Group	Power & Vision
Getrag Ford Transmission GmbH	50.0%	Ford Motor Co.	Power & Vision
Dongfeng Getrag Transmission Co. Ltd	50.0%	Dongfeng Motor Group Company	Power & Vision
Hubei HAPM MAGNA Seating Systems Co., Ltd.	49.9%	Hubei Aviation Precision Machinery Co., Ltd.	Seating Systems

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SCHEDULE B

ACQUISITIONS AND DIVESTITURES

We have completed a number of acquisitions, divestitures, financings and securities/corporate transactions in the last three fiscal years, including those listed below. None of these acquisitions constitutes a ‘‘significant acquisition’’ within the meaning of such term in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators. Additional information about the acquisitions and/or divestitures listed below can be found in Note 7 of our consolidated financial statements as at and for the two-year period ended December 31, 2019, and Note 7 of our consolidated financial statements as at and for the two-year period ended December 31, 2018.

ACQUISITIONS

Year	Acquisition
2019	VIZA GECA, S.L.
2018	OLSA S.p.A.
2017	None

DIVESTITURES

Year	Divestiture
2019	Fluid Pressure & Controls Business
2018	None
2017	Minority interest in Shin Young Co., Ltd. joint venture

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SCHEDULE C

MARKET FOR SECURITIES

Our Common Shares are listed and posted for trading on the TSX under the trading symbol ‘‘MG’’, and on the New York Stock Exchange under the trading symbol ‘‘MGA’’.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX and NYSE, respectively, for the months during the year ended December 31, 2019 were as follows:

Month	TSX High (C$)	TSX Low (C$)	TSX Volume	NYSE High ($)	NYSE Low ($)	NYSE Volume
January	69.84	59.48	17,564,485	53.16	44.02	24,025,690
February	72.63	65.75	15,829,968	55.09	49.54	18,775,986
March	71.04	63.18	20,727,670	53.72	47.03	24,858,808
April	76.11	65.98	18,813,711	56.92	49.47	21,678,557
May	74.88	57.65	25,103,930	55.84	42.57	36,156,433
June	65.47	57.34	16,199,629	50.05	42.51	18,271,222
July	66.83	60.57	15,987,493	50.92	46.27	19,608,044
August	67.40	61.85	17,792,734	50.79	46.56	22,801,096
September	72.30	65.06	18,740,901	54.65	48.80	17,002,133
October	71.89	65.25	14,105,534	55.08	48.97	16,752,450
November	75.25	71.14	17,616,816	57.09	53.55	18,251,353
December	74.38	70.08	14,987,477	56.70	52.94	12,587,111

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APPENDIX 1

AUTOMOTIVE

TREND

CASE STUDIES

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CASE STUDY:

Influence of Electrification on Product Lines

CASE STUDY:

Influence of Electrification on Product Lines

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CASE STUDY:

Cost Optimization for Emission Reduction

CASE STUDY:

Influence of ADAS/Autonomy on Product Lines

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CASE STUDY:

Influence of Electric Architecture on Product Lines

CASE STUDY:

Influence of Smart Mobility on Product Lines

Magna International Inc.	49

APPENDIX 2

SUSTAINABILITY

REPORT

2019

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INTRODUCTION

At Magna, we recognize the reality of climate change and its impact on our planet. As a result, we are focused on doing the right things today so that our corporate interests do not come at the expense of the viability of life for the generations that follow.

Our approach to sustainable value creation involves:

•	designing, engineering, manufacturing and delivering innovative product solutions for our customers, which achieve shared goals of reduced weight, lower fuel consumption and reduced carbon emissions;

•	optimizing and innovating our manufacturing processes for resource and input efficiency, as well as product quality;

•	enhancing the energy efficiency of our plants to reduce greenhouse gas emissions;

•	exploring opportunities to transition to renewable energy;

•	treating our employees fairly; and

•	serving as a good community partner, particularly in the communities in which our employees live and work.

This Sustainability Report aims to provide our stakeholders with a better understanding of how we approach the creation of sustainable, long-term value and our management of sustainability-related risks. The report has been structured to align with the Task Force on Climate-related Financial Disclosures (“TCFD”) framework, as well as the Sustainability Accounting Standards Board’s (“SASB”) Auto Parts accounting standard, where possible. We recognize that the report may not currently provide stakeholders with all of the information sought through such frameworks; however, we intend to evolve and enhance our disclosure as our collection and validation of the applicable data improves.

Although the TCFD and SASB Auto Parts frameworks primarily address climate-related factors, this Sustainability Report aims to go beyond such items to give stakeholders a better understanding of the broad range of initiatives that define our approach to sustainable value creation.

1. SUSTAINABILITY GOVERNANCE AT MAGNA

1.1 BOARD OVERSIGHT

Magna’s Board of Directors is the company’s highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna’s articles of incorporation or by-laws. As such, the Board is responsible for the overall stewardship of the company by: supervising the management of the business and affairs of Magna in accordance with the legal requirements set out in applicable company law (Business Corporations Act (Ontario)), as well as other applicable law; and, jointly with Management, seeking to create long-term shareholder value. The Board operates under a written Board Charter, in addition to applicable law, our articles of incorporation and by-laws. The Board Charter has been filed on SEDAR and is available in the Leadership & Governance section of Magna’s website (www.magna.com).

The Board carries out its duties in part through standing committees composed solely of independent directors. One such committee, the Corporate Governance, Compensation and Nominating Committee (“CGCNC”), supports the Board’s oversight of the company’s approach to sustainability, including by assessing Magna’s overall approach, environmental compliance, occupational health and safety, as well as Magna’s actions to identify, monitor and mitigate any material risk exposures relating to such areas.

1.1.1 CGCNC Role

Like the Board, the CGCNC maintains a written charter which outlines its specific roles and responsibilities. The CGCNC Charter has been filed on SEDAR and is available in the Leadership & Governance section of Magna’s website (www.magna.com). Specific matters under the CGCNC’s responsibility include: corporate governance, sustainability, talent management and other matters. The scope of the CGCNC’s oversight role with respect to sustainability includes climate-related issues generally, as well as related elements such as environmental management and compliance. As Magna defines “sustainability” in a broad and inclusive manner to include areas that go beyond climate-related issues, the CGCNC’s role also extends to matters such as occupational health and safety, diversity and inclusion, as well as corporate social responsibility. The CGCNC periodically reviews Magna’s policies, practices and public disclosures relating to sustainability topics, including this Sustainability Report.

1.1.2 Other Board Committees

In addition to the CGCNC, the Board maintains two other standing committees – the Audit Committee and the Technology Committee. While neither of these committees have specific sustainability responsibilities, each may have a role with respect to sustainability risks and opportunities that arise indirectly out of the committee’s primary role and responsibilities.

Magna’s Audit Committee supports the Board through its oversight of financial and audit-related matters, including financial risks and disclosures. To the extent that climate-related or other sustainability risks are or could be financially material, the Audit Committee would be involved through its consideration of the financial statement or other disclosure of the nature and scale of the risk.

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The Technology Committee supports the Board by advising it on technology trends, related opportunities and risks, R&D and innovation, as well as the alignment between the company’s technology and its strategic priorities. As such, the scope of the Technology Committee’s role would include products and processes that seek to realize opportunities created by climate-related challenges.

1.2 MANAGEMENT

Magna’s Chief Executive Officer acts as Magna’s highest management ‘‘champion’’ for sustainability issues, periodically receives updates on the company’s sustainability program and personally provides guidance on the scope and direction of the company’s sustainability initiatives.

Day-to-day management of Magna’s climate-related sustainability program is handled by cross-functional teams from across the company. Strategic direction is managed by a steering committee consisting of representatives from Executive Management together with the company’s Operational Improvement, Environmental, Corporate Secretarial, Finance, Human Resources, and Communications functions. Representatives from other functional areas such as Investor Relations, Global Risk Management, Enterprise Risk Management, Treasury, Legal, Compliance and Purchasing are involved as needed on applicable topics.

Within the broader context of the company’s overall sustainability framework, representatives from our Operating Groups and Divisions are responsible for identifying, prioritizing and implementing energy, water and waste management reduction initiatives. Support for these energy management initiatives is provided by a global Energy Team which works with energy management champions within Divisions to identify and implement high-priority projects, as well as to share case studies and best practices across the company. Operating Group management is also responsible for development of product strategies to address megatrends, industry trends, business opportunities and risks, including those which arise due to climate-related challenges.

Aspects of sustainability beyond climate-change concerns are typically managed through a matrix structure in which corporate-wide functions support initiatives implemented or managed by Operating Groups and Divisions. Examples of functional areas managed in this manner include: environmental management and compliance; occupational health and safety; quality and operational improvement; talent management, including diversity and inclusion; cybersecurity; data privacy; as well as supply chain.

2. CLIMATE-RELATED RISKS

In order to fully understand the risks set out below, you should also carefully consider the risk factors set out in ‘‘Section 5 – Risk Factors’’ in this AIF.

2.1 TRANSITION RISKS

2.1.1 Policy Actions

Applicable near-term policy actions related to climate change generally fall into one of the following categories, both of which may have an indirect effect on Magna:

•

Average Fleet Emissions or Fuel Efficiency Regulations: governments in key auto producing regions are tightening average vehicle fleet emissions or fuel efficiency targets. Examples include strict CO2 emissions targets for new vehicles, such as in the E.U., as well as CO2 and particulate emissions regulations in China. While the U.S. maintains corporate average fuel efficiency requirements for new vehicles, the current U.S. administration has taken steps which would rollback higher fuel efficiency standards set under the prior administration, and eliminate the right of states like California to set more stringent requirements than the federal standard.

E.U. regulations generally require OEMs to achieve E.U. fleet-wide average emissions of 95g CO2/km by 2021, which corresponds to 4.1 litres/100 km of gas or 3.6 litres/100 km of diesel. Vehicle manufacturers with an average fleet economy in excess of the target must pay an excess emissions penalty for each vehicle registered within the E.U. commencing in 2021. The penalties which will be levied on non-compliant OEMs will likely be passed on to vehicle-buying consumers, which could impact demand for such vehicles and thus demand for Magna products supplied for such programs. To the extent that our selling price for such products includes a piece-price recovery for design, engineering, tooling or other pre-production costs, there is a risk that we fail to recover all such costs incurred, or to recover them within the time frame we expect.

Additionally, E.U. regulations contain incentives aimed at promoting the development of zero and low emissions vehicles (“ZLEVs”). The CO2 emissions targets applying to any particular OEM will be relaxed if its share of ZLEVs registered within the E.U. in any year exceeds 15% from 2025 onwards, and 35% from 2030 onwards.

In China, the implementation of the stringent China VI emissions regulations commencing July 1, 2020, has affected consumer demand for vehicles, or powertrain options for vehicles, which will not meet the new emissions standard. For example, in 2019, one of our equity-accounted joint ventures in China experienced a significant drop in demand for one transmission model supplied to a Chinese OEM. One of the factors underlying the drop in demand was the fact that the transmission would not have met the China VI standard, had it been in effect. The deterioration in the business of the joint venture as a result of the reduced demand was one of the factors which led to the impairment charges recorded against the company’s investment in the joint venture in 2019.

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The tightening emissions standards in the European Union and China are intended to promote the transition to ZLEVs. OEMs have been spending significant sums in R&D in order to meet the higher regulatory standards. Although production of ZLEVs is accelerating due to regulatory requirements, consumer acceptance of such vehicles remains uncertain. To the extent that ZLEVs do not sell at the levels expected, production volumes may need to be cut. Lower than forecast production poses a risk to our ability to recover pre-production expenses amortized in the piece-price of our product, as discussed above.

•

Vehicle Restrictions in Congested Urban Centres: municipal governments in a number of cities around the world have introduced restrictions on personal-use vehicles in congested urban centres, in an effort to reduce CO2 emissions and improve urban air quality. Examples of the types of restrictions include: car-free zones; toll charges; and use restrictions by license plate. Continued expansion of such initiatives could reduce the demand for personal-use vehicles, which could affect our profitability.

We attempt to mitigate applicable policy risks relating to climate change-related regulation in a number of ways, including:

•	monitoring and evaluating global regulatory developments;

•	early-stage interaction with our OEM customers to understand their product priorities and regulatory compliance requirements;

•	in-house R&D, combined with private equity and venture capital investment strategies in technological start-ups; and

•	strategic planning processes at both Operating Group and Corporate levels, including Board oversight of strategic plans.

In terms of direct policy actions affecting our operations, we anticipate continued strengthening of environmental regulations related to discharge of pollutants to air, water and ground. We currently face strict environmental regulations in the countries where we operate and have developed a global environmental management program in order to comply with or exceed regulatory standards. Our environmental management program is regularly updated to address changing environmental laws and regulations. Refer to ‘‘Section 4.1 – Environmental Responsibility & Stewardship’’ in this Sustainability Report for a description of the program.

In considering the potential impact of the above or other climate-related policy actions, readers are encouraged to review the following risk factors in ‘‘Section 5 – Risk Factors’’ in our AIF:

•	Regional Volume Declines

•	Consumer Take Rate Shifts

•	Impairments

•	Changes in Laws

•	Market Shifts

•	Customer Purchase Orders

•	Customer Pricing Pressure

•	Environmental Compliance

Over the medium-to long-term, carbon pricing initiatives may present a risk to our profitability. According to the World Bank, in 2019 there were 58 carbon pricing initiatives implemented or scheduled for implementation in 46 countries and 31 sub-national jurisdictions, which would cover emissions representing 20.1% of global GHG emissions. We are pursuing energy reduction measures and exploring carbon neutrality strategies for our manufacturing facilities to minimize our emissions and our carbon footprint. However, over the medium-to long-term, carbon pricing initiatives could affect our profitability to the extent we are unable to implement cost-saving or energy reduction measures within a timeframe and/or at a cost which enables us to offset or avoid the cost of carbon pricing initiatives.

2.1.2 Climate-Related Litigation

We do not currently believe that climate-change related litigation represents a significant legal risk for us. However, if OEMs are adversely impacted by climate-change litigation, there is a possibility that Tier 1 automotive suppliers like Magna could face additional pricing pressure. Readers are encouraged to review the “Customer Pricing Pressure” risk factor in “Section 5 – Risk Factors” in this AIF.

2.1.3 Technology

Investments in automotive technologies that support the transition to ZLEVs can be significant, particularly in product areas such as battery systems for hybrid and electric vehicles. While our product strategy does not currently include battery systems or other components which generate or store energy for ZLEVs, we currently offer a range of transmission products, including manual transmissions (“MTs”), automatic dual-clutch transmissions (“DCTs”), hybrid dual-clutch transmissions (“HDTs”), dedicated hybrid transmissions (“DHTs”), as well as electric-drive (“e-Drive”) systems. Our R&D spending for electrified powertrain solutions has been significant over the last few years and could continue to be in coming years as automotive powertrain technologies continue to evolve. Additionally, our OEM customers are making significant investments in the development of ZLEVs, which is impacting their profitability and could lead to increased pricing pressure on us.

As ZLEVs increase their proportion of the overall vehicle market over the medium- to long-term, we expect our sales of MTs and traditional DCTs to decline, and sales of HDTs, DHTs and e-Drive systems to increase. We experienced a more rapid than expected deterioration in sales of MTs by equity accounted joint ventures in Europe and China, which was one of the factors that led to the impairment charges recorded against the company’s investment in such joint ventures in 2019. While we do not foresee a decline in demand for traditional DCTs in the near-term, we do expect a continued transition away from MTs in such timeframe.

We are one of the leading suppliers of mechanical all-wheel drive (“AWD”) and four-wheel drive systems (“WD”). The increasing adoption of electrified powertrain solutions could adversely impact our AWD business over the medium- to long-term, since it is possible to achieve AWD through the use of electric motors in hybrid or fully-electrified drivetrains. We seek to offset displacement of mechanical systems through increased sales of electrified product offerings such as e-Drive systems.

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Overall, we believe that the range of powertrain products we offer our OEM customers provides us with a competitive advantage and an effective hedge against the market uncertainties associated with the transition to ZLEVs. Additionally, we view the know-how gained from our mechanical powertrain expertise as being critical to our ability to deliver innovative electrified solutions that meet our customers’ needs. In addition to continuing to offer a range of mechanical and electrified powertrain products, we aim to mitigate technology transition risks through:

•	early-stage interaction with our OEM customers to understand their product priorities and regulatory compliance requirements;

•	in-house R&D, combined with private equity and venture capital investment strategies in technological start-ups; and

•	strategic planning processes at both Operating Group and Corporate levels, including Board oversight of strategic plans.

We do not currently foresee any adverse impact from technology transition towards electrified products for our other Operating Groups, since the products made by them are neutral as to the vehicle’s energy source.

In considering the potential impact of the above or other climate-related policy actions, readers are encouraged to review the following risk factors in ‘‘Section 5 – Risk Factors’’ in our AIF:

•	Intense Competition

•	Consumer “Take Rate” Shifts

•	Customer Purchase Orders

•	Restructuring Costs

•	Technology and Innovation

•	Changes in Laws

•	Market Shifts

•	Dependence on Outsourcing

•	Impairments

•	Customer Pricing Pressure

•	Private Equity Investments in Technology Companies

2.1.4 Market

Some of the risks impacting the market for our products in the transition to a lower carbon economy are described above under ‘‘Section 2.1.1 – Policy Actions’’ and ‘‘Section 2.1.3 – Technology’’. Additionally, there are potential risks to the demand for personal mobility vehicles, and thus for our products, from technology-driven shared mobility solutions such as ride hailing and ride sharing. To date, such shared mobility solutions have not had a material impact on the demand for new vehicles and no such adverse effect is expected in the near-to medium-term. While, the longer-term impact is difficult to assess, we aim to mitigate the risk to our business from shared mobility solutions and new mobility market entrants through our own product and investment strategies aimed at the ‘‘mobility-as-a-service’’ market, as discussed under ‘‘Section 4 – Our Business & Strategy’’ in our AIF.

Additionally, in order to enhance our understanding of potential shifts in consumer behavior, we conduct our own analysis of various factors that are expected to drive future personal and shared mobility trends, including through:

•	monitoring and analysis of social, digital, demographic, regulatory, industry and other trends which may create demand for and drive development of new automotive and mobility technologies;

•	review of academic research;

•	collection and screening of ideas submitted through innovation programs; and

•	early-stage interaction with our OEM customers and new mobility market entrants to understand their product priorities.

We do not currently anticipate supply constraints on commodities required by us in our business, including steel, aluminum or resin. In the near- and medium-term, the increasing production of ZLEVs may strain supplies of the rare earth minerals required for vehicle battery systems, which we do not supply. However, such supply constraints could help spur the development of alternative battery technologies and/or promote technological breakthroughs that could facilitate wide-scale market penetration of hydrogen fuel cell technology. We intend to continue developing and offering solutions such as e-Drive systems which are neutral as to electric power source (battery or hydrogen fuel cell stack) in order to mitigate potential risks related to supply constraints of rare earth minerals or other commodities needed for current ZLEV power source technologies.

In considering the potential impact of market risks, readers are encouraged to review the following risk factors in ‘‘Section 5 – Risk Factors’’ in our AIF:

•	Intense Competition

•	Consumer “Take Rate” Shifts

•	Quote/Pricing Assumptions

•	Technology and Innovation

•	Market Shifts

•	Dependence on Outsourcing

•	Customer Pricing Pressure

•	Private Equity Investments in Technology Companies

2.1.5 Reputation

While passenger vehicles are contributors to climate change, we do not believe that the automotive industry as a whole carries a negative reputation. OEMs and Tier 1 Suppliers have been proactively adapting to climate change and transitioning to a lower carbon economy, as evidenced by the significant spending on R&D and technological innovation to reduce CO2 emissions, particularly through electrification and powertrain efficiency. At the same time, particular OEMs may be viewed as more or less sustainable based on their sustainability strategies

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and commitment to transitioning to a lower-carbon economy. Equally, particular vehicle models or even entire vehicle segments may be perceived to be more or less sustainable. As a supplier of a broad range of systems to the major North American and European OEMs, as well as a number of the Chinese OEMs, we do not anticipate any consequences to our reputation by virtue of the fact that we may supply to any particular OEM, vehicle or vehicle segment. In any event, we believe that our R&D and technological innovation, which is focused on lightweighting, improved fuel economy and lower emissions, together with our sustainability strategy serve to mitigate potential reputational risks.

2.2 PHYSICAL RISKS

2.2.1 Acute

Climate change is associated with increased frequency and severity of extreme weather events. Such events could, from time to time, cause significant or even catastrophic damage to our or our sub-suppliers’ facilities. While the potential for property damage and business interruption would be a concern in such an acute climate event, our primary concern would be for the safety and well-being of our employees.

We maintain a global property risk control program to support our efforts to mitigate risks to our employees’ safety, physical property risks and potential for business interruption due to extreme weather events, including hurricanes, tornadoes, flooding and earthquakes. The program, which includes risk engineering with support from a third party property risk engineering consulting firm, includes the following elements to promote the physical resiliency of our facilities and minimize the risk of disruption to our operations: pre-screening of facility site selection; acquisition risk assessments; periodic facility inspections; facility construction design review and recommendations; and training and education. In addition, the program extends the risk assessment to our direct suppliers by identifying and evaluating potential exposures to our direct supply chain (including natural hazards) which could disrupt business operations. Where such supply chain exposures are identified, a more detailed assessment may be performed to better understand the supply chain risk, including further on-site assessment, where practicable.

In considering the potential impact of market risks, readers are encouraged to review the following risk factors in ‘‘Section 5 – Risk Factors’’ in our AIF:

•	Supply Disruptions

•	Legal and Regulatory Proceedings

•	Climate Change Risks

An extreme weather event that damages any of our manufacturing Divisions and results in injuries or fatalities among employees at such Division could have a material adverse effect on our reputation and could result in legal claims being brought against us.

Climate change considerations may impact the availability of and premiums for insurance coverage in general, and in particular, for properties in high-risk locations. Additionally, we may need to self-insure a higher level of risk, which could result in a material adverse effect on profitability in the event of an extreme weather event which causes significant or catastrophic damage to one or more of our facilities.

2.2.2 Chronic

As part of our property risk control program, we have retained an advisor to map our global footprint against identified earthquake zones, wind exposed/hurricane zones and flood exposed zones in order to assist us with footprint planning, as well as our understanding of, and efforts to address, potential risks associated with such types of natural catastrophes. This footprint mapping exercise provides the following conclusions:

•

Property Risk Concentrations: There are nine geographic regions (in Austria, Canada, Germany, Mexico and the U.S.) in which we have concentrations of property/asset risk, meaning multiple locations within a 35 km radius, and comprising 46.3% of the total insured value (“TIV”) under our property risk program. All of the regions of concentrated property/asset value are considered to be ‘‘Low’’ seismic hazard zones and are not exposed to tropical cyclones.

•

Seismic Zones: We have operations in Turkey, Taiwan, Japan, Italy, U.S., Romania, China and Mexico comprising 3.1% of the TIV under our property risk program, which are located in regions of “Moderately High” or greater seismic hazard. None of our operations are in regions where the seismic hazard is considered “Extreme”.

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•

Tropical Cyclone Zones: Operations in certain parts of Mexico, Taiwan, Japan, China, India and Korea comprising 6.6% of the TIV under our property risk program are located in hurricane risk Zone 1 to Zone 5, as per Munich Re’s Natural Hazards Assessment Network (NATHAN) categorization. TIV by Tropical Cyclone Zones are as follows:

Munich Re (NATHAN) Tropical Cyclone Zone	Proportion of TIV (%)
Zone 5: > 300 km/h	0.01%
Zone 4: 252-300 km/h	<0.01%
Zone 3: 213-251 km/h	0.51%
Zone 2: 185-212 km/h	1.30%
Zone 1: 142-184 km/h	4.80%
Zone 0: 76-141 km/h	12.95%
No hazard	80.43%

•

Flood Zones: Flood risk is typically categorized as 50-year, 100-year, 200-year and 500-year flood risks. Definitions of these categories and the proportion by TIV of our facilities that fall within a five kilometer radius for each category are as follows:

Category	Flood Probability	Proportion of TIV within 5 km Radius
50 year	1 in 50 (2%) chance of occurring in a year	0.13%
100 year	1 in 100 (1%) chance of occurring in a year	<0.01%
200 year	1 in 200 (0.5%) chance of occurring in a year	0.04%
500 year	1 in 500 (0.2%) chance of occurring in a year	0.16%

Climate change is associated with a rise in sea levels, which places properties located within a five kilometer radius of the current coastline at risk of coastal flooding. A total of 12 of our Divisions are located five kilometers or closer to a coastline and thus may be at higher risk from the effects of climate-change related sea rise:

No. of Divisions	Location(s)	Body of Water
3	Michigan, U.S.	Lake Michigan
1	Ohio, U.S.	Lake Erie
1	Ontario, Canada	Lake Ontario
2	Liverpool, U.K.	River Mersey
1	Bordeaux, France	Garonne River
1	Livorno, Italy	Ligurian Sea
1	Bari, Italy	Adriatic Sea
1	Hangzhou, China	East China Sea
1	Taizhou, China	East China Sea

In considering the potential impact of market risks, readers are encouraged to review the following risk factors in ‘‘Section 5 – Risk Factors’’ in our AIF:

•	Supply Disruptions
•	Climate Change Risks

Water scarcity is a chronic condition in a number of regions of the world, and it is expected to be amplified due to the effects of climate change. Some of our manufacturing Divisions are located in water scarce regions, primarily in Mexico. Although such operations are not significant water users, we seek to mitigate the impact of water scarcity through water reduction and re-use activities, including the use of treated wastewater for irrigation of green areas on site.

3. CLIMATE-RELATED OPPORTUNITIES

3.1 RESOURCE EFFICIENCY

3.1.1 Energy

Our aggregate global energy spend in 2019 amounted to approximately $450 million, the vast majority of which was for electricity and, to a lesser extent, natural gas. As part of our sustainability and operational efficiency efforts, we are focused on optimizing energy use, which may result in savings in overall energy costs. However, as we continue to forecast growth in Sales and number of facilities over the medium-term, we anticipate that our aggregate energy consumption may increase. Accordingly, we are focused on becoming more energy efficient (measured by energy consumption relative to Sales, employee count or square footage of facility space) so that, at minimum, our rate of

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increase in energy consumption slows. In connection with our efforts to promote energy efficiency, we are developing energy reduction targets for each of our Operating Groups.

Approximately 65% of our Divisions have active energy teams pursuing energy efficiency measures in their respective Divisions. These teams are supported at the corporate level by a Global Energy Management Team which helps identify and promote energy reduction initiatives, including through: training courses designed to promote strategies for reduced energy use; regional benchmarking sessions; regular communication through newsletters; an internal energy savings collaboration site; and best practice sharing.

Some of the incremental changes made by our Divisions to their facilities and processes to reduce our energy consumption and improve energy efficiency include:

•	Installation of LED lighting;

•	Equipment start-up/shut-down/idling procedures to achieve energy-savings during production downtimes;

•	Compressed air leak identification and repair initiatives;

•	Use of ceiling fans to blend air temperatures evenly within our operations;

•	Computer-controlled utility and HVAC systems to allow for improved performance and energy reduction;

•	Installation of energy monitoring systems;

•	Door upgrades to reduce heat loss;

•	High efficiency chiller and compressor upgrades;

•	Integration of air economizers and heat recovery units into HVAC systems;

•	Software-managed and occupancy-sensor-controlled lighting and energy efficient lighting retrofits;

•	Use of solar panels at certain facilities;

•	Recovery of waste heat from certain processes for use in other areas;

•	Installation of variable frequency drives on motors and pumps; and

•	Participation in energy savings and incentives programs offered by utilities providers in some jurisdictions in which we operate.

Our efforts to reduce energy consumption and operate facilities on a more energy efficient basis forms part of our formal MAFACT system – the primary operational assessment audit tool used to support our World Class Manufacturing initiative. The MAFACT system establishes World Class standards for achieving operational efficiencies, identifies benchmarks and promotes best practice sharing among Divisions in Magna. The integration of energy management elements into a core operational assessment tool such as MAFACT is intended to reinforce the importance of energy management throughout the organization and help realize potential cost savings.

3.1.2 Water & Waste

We have implemented a 1.5% per year water reduction target, with the aim of reducing water use 15% by 2030, in each case referencing 2019 as the baseline year. While we are not a significant water user, achievement of water reductions would be expected to result in cost savings, potentially by offsetting (in whole or in part) any increase in the rates charged by applicable water utilities. Overall, we do not anticipate that any savings will be material.

In addition to the water reduction target, we have implemented a zero waste to landfill (“ZWTL”) target, with the aim of eliminating landfill- bound waste by 2022. Waste sent to landfill bears both an economic cost borne by us and an environmental cost borne by society as a whole. Although achievement of our ZWTL target will help reduce or eliminate the economic cost, we do not anticipate any such savings will be material.

3.1.3 Reducing CO2 through Lean Logistics Management

Magna has implemented a lean approach to materials management and logistics which aims to achieve synergies and efficiencies that reduce both costs and our environmental impact, including CO2 emissions, energy use, water consumption and waste. As part of such approach, we conduct analyses at our facilities and those of certain sub-suppliers to determine complete processing times from the initial supplier stage to the final customer delivery stage. Weekly deliveries, internal warehouse procedures, interim transporting, external warehousing and monthly deliveries to customers are areas of particular focus. These analyses allow us to simplify our logistics processes and determine ways to reduce our CO2 emissions.

3.2 ENERGY SOURCE

Although we are exploring CO2-neutral/renewable energy sources, it is premature to determine whether we can achieve cost savings from implementation of such strategies. As the supply of renewable energy increases, utility rates for such energy may decline. At the same time, the significant investments being made in renewable energy capacity need to be recovered through utility rates and thus it may not be realistic to expect rates to decrease in the near-term unless supply exceeds demand. Similarly, self-generation of renewable energy through solar or wind generation at any of our facilities may not result in operating cost savings until the capital cost of the generating infrastructure has been recovered.

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3.3 PRODUCTS AND SERVICES

Our product strategy, which is discussed in ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’ of our AIF, includes as a core element the supply of product solutions which support our customers’ objectives of increased fuel efficiency and reduced vehicle CO2 emissions. Some of the elements of this strategy include:

•	Lightweight products and materials;

•	Efficient transmissions;

•	Active aerodynamics;

•	Powertrain electrification;

•	Electric vehicles;

•	MaaS; and

•	Energy-efficient vehicle lighting.

3.4 MARKETS

The transition to a lower-carbon economy has provided, and is expected to continue to provide, opportunities to enter new product and service markets, in the categories discussed above under ‘‘3.3 Products and Services’’, as well as ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’ of our AIF. The primary automotive production markets are China, Europe and North America, and the transition to a lower carbon economy is not expected to alter the primary markets in which we operate.

3.5 RESILIENCE

The automotive industry as a whole is investing in innovations aimed at adapting mobility products and service solutions to a lower carbon economy. The risk mitigation factors above in ‘‘Section 2 – Climate-Related Risks’’ and initiatives to realize opportunities discussed in this Section of the Sustainability Report, together with factors addressed in ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’ of our AIF, are expected to promote our ability to adapt and succeed through and in a lower carbon economy.

4. SUSTAINABILITY RISK MANAGEMENT

Magna maintains both top-down and bottom-up processes for identifying and assessing sustainability-related risks within the governance structure described in ‘‘Section 1 – Sustainability Governance at Magna’’ of this Sustainability Report. Risk management activities relating specifically to climate-change risks are described in ‘‘Section 2 – Climate-Related Risks’’ of this Sustainability Report. Risk management activities relating to the broader range of sustainability topics follow below.

4.1 ENVIRONMENTAL RESPONSIBILITY & STEWARDSHIP

250+ FACILITIES ISO 14001 CERTIFIED 37 FACILITIES ISO 50001 CERTIFIED

Magna strives to be an industry leader in health, safety and environmental practices in all operations through technological innovation and process efficiencies to minimize the impact of our operations on the environment and to provide safe and healthful working conditions. In furtherance of this objective, Magna’s Health, Safety and Environmental Policy (“HSE Policy”) commits to, among other things:

•  complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and conforming with our internal standards based on generally accepted environmental practices and industry codes of practice;

•  regularly evaluating and monitoring past and present business activities impacting on health, safety and environmental matters;

•  improving the efficient use of natural resources, including energy and water;

•  minimizing waste streams and emissions;

•  implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

•  utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

•	ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with a goal of continuous improvement in health, safety and environmental matters; and

•	reporting to the Board at least annually.

The full text of the HSE Policy is located on Magna’s website (www.magna.com).

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4.1.1 Environmental Compliance

Magna is subject to a wide range of environmental laws and regulations relating to emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. Magna maintains a global environmental program which consists of both internal and third party audits and inspections of our facilities for compliance with local regulations, internal corporate environmental requirements and industry best practices as detailed below:

Audit	Inspection

Risk Assessment & Action Plan

•

Each action item identified in an audit or inspection is assigned a risk score, with the risk scores of all action items combined to establish an overall environmental performance rating for the Division

•	The Division is provided a report containing recommendations which are prioritized based on the level of risk identified in the risk assessment
•	The Division is required to develop a corrective action plan to address the identified risk

Oversight, Performance Tracking & Reporting

•

Magna’s Environmental Department provides ongoing assistance to Division personnel in resolving action plan items, including by reviewing and approving action items that have been submitted to close-out indentified risks

•	Audit/Inspection findings are also communicated to our Operating Group management to enhance oversight and commitment to resolving action items
•	A performance review takes place quarterly with Operating Group management
•

An escalation process is in place to deal with action items that are not being resolved on a timely basis, with additional environmental risk awareness training provided to the relevant Division, where necessary

•	Magna’s Environmental Department presents periodic environmental compliance updates to the CGCNC.

General environmental awareness training is provided to employees by Division management as well as the Corporate Environmental Department as part of ISO 14001 certification compliance. In addition, the Corporate Environmental Department holds regular conferences for representatives of our manufacturing facilities in order to:

•	reinforce Magna’s commitment to environmental responsibility;
•	communicate changes in local and regional regulations; and
•	share best practices with respect to environmental protection, compliance and sustainability initiatives.

4.1.2 Hazardous Waste and Industrial Emissions

We operate a number of manufacturing facilities that use environmentally-sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for management of hazardous waste and industrial emissions. Occasionally our operations may receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly.

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4.2 FAIRNESS AND CONCERN FOR EMPLOYEES

4.2.1 Our Commitment to Magna Employees

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our ‘‘Fair Enterprise’’ culture in which employees and management share the responsibility to help ensure our success. Our Employee’s Charter, a foundational document in our business, sets out this philosophy through the following principles:

•  Job Security – Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security, including through job counselling, training and employee assistance programs;

•  A Safe and Healthful Workplace – We strive to provide our employees with a working environment that is safe and healthful;

•  Fair Treatment – We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism;

•  Competitive Wages and Benefits – We provide our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which an employee’s Division competes for labour. If total compensation is not competitive, it will be adjusted;

•  Employee Equity and Profit Participation – We believe that our employees should share in the financial success of the company. Accordingly, a portion of profits are shared among participating employees in eligible divisions in the form of cash and/or Magna equity, helping to create an ‘owner’s mindset’ among employees and aligning them with shareholders;Communication and Information – Through regular monthly meetings between management and employees, continuous improvement meetings and through various publications and videos, we keep our employees informed about company and industry developments. We also conduct regular employee opinion surveys to help facilitate employee engagement and to receive valuable feedback from employees to help drive continuous improvement; and

•

Magna Hotline – Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to contact our confidential and anonymous employee hotline to register their complaint (‘‘Magna Hotline’’). We are committed to investigating and resolving all concerns or complaints received through the Magna Hotline and must report the outcome of all HR-related submissions to our Global Human Resources Department. As part of the Magna Hotline, we also maintain a confidential and anonymous whistle-blower hotline for employees and other stakeholders that is overseen by our Audit Committee. See Section 4.5 – ‘‘Corporate Ethics and Compliance’’ below for further details.

We maintain a Global Labour Standards Policy, which codifies our existing practices consistent with our Fair Enterprise culture and provides a framework for our commitment to fundamental human rights and international standards that help support positive labour relations. In particular, the Global Labour Standards Policy sets out key commitments with regard to:

•	maintaining respectful work environments where our employees feel safe and welcome, with opportunities for personal and professional growth;
•	promoting the importance of diversity, inclusion and respect for one another, regardless of personal differences;
•	not tolerating harassment of any kind, including physical, sexual, psychological or verbal abuse;
•

ensuring employees do not face discrimination in accordance with the protections afforded by applicable law, including discrimination based on race, nationality or social origin, colour, sex, religion, gender identity, disability or sexual orientation;

•	condemning child labour;
•	rejecting forced or compulsory labour;
•	maintaining safe and healthy workplaces; and
•	providing employees with appropriate rest and leisure time.

We publish a Slavery and Human Trafficking Statement setting out the steps Magna has taken to address the risk of slavery and human trafficking in our operations and supply chain. The statement can be found in the Financial Reports & Public Filings section of our website, at www.magna.com.

4.2.2 Collective Rights

We are committed to providing workplace environments that promote the dignified, ethical and respectful treatment of our employees, as reflected in the standards contained in our Global Labour Standards Policy and our Code of Conduct and Ethics (‘‘Code’’).

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Our Global Labour Standards Policy articulates our respect for employees’ right to associate freely and to choose for themselves whether or not they wish to be represented by a third party in accordance with local laws. Employees at: four of our Canadian Divisions are covered by collective agreements between Magna and Unifor; seven of our Divisions in the United States are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW); a number of our Divisions in Mexico, China and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions; and employees in a number of our Divisions across continental Europe are covered by national industry-wide tariff agreements relating to compensation and employment conditions and are also members of in-house employee associations, works councils and/or trade unions.

4.2.3 Fairness Committees and Employee Advocates

As a further example of our Employee’s Charter principle of fair treatment, we maintain Fairness Committees in many of our North American and European manufacturing facilities, as well as at various manufacturing facilities in India and China. These Fairness Committees enable employees at such facilities to have many of their concerns resolved by a peer review committee comprised of both management and fellow employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to help ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter, Global Labour Standards Policy and Operational Principles.

4.2.4 Leadership Development Program

We have implemented, and continue to enhance, our Leadership Development System to help identify, train and develop future leaders with the skills and expertise needed to manage a complex, global business. See ‘‘Section 4 – Our Business & Strategy – Our Business Strategy – Talent’’ of our AIF for a more detailed discussion of our talent management priorities.

4.3 DIVERSITY AND INCLUSION IN OUR WORKPLACES

4.3.1 Inclusive Workplaces

At Magna, our employees are critical stakeholders in our business. We believe the principle of Fair Treatment, outlined in our Employee’s Charter – one which we reinforce through employee meetings, training and communications – has been a key element in fostering an inclusive workplace at Magna. Any employee who feels that we are not living up to the principles of the Charter can seek redress through the Magna Hotline.

We seek to abide by all applicable labour and employment laws, including those prohibiting discrimination and harassment and those providing for the reasonable accommodation of differences. We are committed to providing equal employment and career advancement opportunities, without discrimination based on sex, race, ethnic background, religion, disability or any other personal characteristic protected by law. This is addressed in our Code documentation and training, which all Magna employees must complete.

Our Executive Management has reinforced the importance of an inclusive and diverse organization, identified strategic pillars for success in this regard, established a governance structure through our Global Diversity and Inclusion Council (GDIC), and set strategy, goals, and guidance to our management teams.

4.3.2 Promoting Diversity and Inclusion

We promote and embed diversity through our talent attraction and management processes. Additionally, by working with diversity and inclusion thought leaders, associations and non-profit organizations dedicated to mentoring and advancing career development and inclusiveness for women, we continue to build our capabilities in this area. Recognizing the importance of improving gender diversity within key technical career streams and to support the development of the next generation of the talent in science, technology, engineering and mathematics (STEM), we have formed strategic partnerships with a number of organizations that promote gender diversity in technical career streams. Our current strategic partnerships include: Build a Dream; Centre for Automotive Diversity, Inclusion & Advancement (CADIA); Catalyst; Engineers Canada; FIRST Robotics – Girls in STEM; Gartner, Inc.; her Career; Institute of Electrical and Electronic Engineers (IEEE); Inforum; KnowledgeStart; Ontario Society of Professional Engineers; Society of Automotive Engineers (SAE) International; The Art of Leadership for Women; The Knowledge Society; Women in Automotive; Women in Manufacturing; and Women’s Executive Network (WXN).

We are continuing to progress our agenda to increase the number of women in Magna. On a global basis, approximately 26% of the employees in our wholly-owned operations are women. A total of approximately 3,600 employees in our wholly-owned operations occupy key positions with around 550 of such employees, or 15%, being women. Underrepresentation of women in our workforce is most pronounced in engineering, IT, operations and product engineering career streams, which is a consistent trend throughout the automotive industry. We recognize that there are improvements to be made and we are evaluating how to accelerate the progression of women, in director and managerial level roles, and in our most critical operational and technical roles, where there is the greatest level of underrepresentation.

In addition, the Board as a whole continues to advocate for improved gender representation and encourages Executive Management to take actions to improve gender representation in leadership positions, technical/engineering career streams and other key roles within the

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company’s workforce. The female directors of the Board, representing one third of our Board of Directors, have sought opportunities to mentor and share their experiences with the company’s high-performing female employees.

4.4 OCCUPATIONAL HEALTH AND SAFETY

4.4.1 Health and Safety Standards and Compliance

Our commitment to providing a safe and healthful work environment is fulfilled through a regular program of health and safety audits and inspections of our global facilities, covering health, safety, industrial-hygiene, industrial ergonomics and emergency preparedness policies and action plans. Audits are designed to address documentation requirements, while inspections assess physical hazards. Audits and inspections are conducted on-site and followed with a report requiring the facility to develop an action plan to address deficiencies or best practices which is reviewed by senior Operating Group management quarterly.

The compliance program incorporates international and regional standards, including: ISO 45001, Canadian Standards Association (CSA), American National Standards Institute (ANSI), Conformite´ Europe´ enne (CE), as well as country-specific standards. Audits and inspections are conducted by specialists with knowledge of Magna’s standards and country-specific requirements. Legislative changes, accident trends and changes to industry standards are incorporated into the program as part of the annual review of the program and updates of audit requirements are conducted every three years. The key elements of the program are detailed below:

Audit	Inspection

Risk Assessment & Action Plan

•

Each action item identified in an audit or inspection is assigned a risk score, with the risk scores of all action items combined to establish an overall health and safety performance rating for the Division

•	The Division is provided a report containing recommendations which are prioritized based on the level of risk identified in the risk assessment
•	The Division is required to develop a corrective action plan to address the identified risk

Oversight, Performance Tracking & Reporting

•

Magna’s Health and Safety Department provides ongoing assistance to Division personnel in resolving action plan items and also reviewing action items that have been submitted for closure from Divisions

•	Audit/Inspection findings are also communicated to Operating Group management to enhance oversight and commitment to resolving action items
•	A performance review takes place quarterly with Operating Group management
•

An escalation process is in place to deal with action items that are not being resolved on a timely basis, with additional health and safety risk awareness training provided to the relevant Division, where necessary

•	Magna’s Health and Safety Department presents periodic health and safety compliance updates to the CGCNC.

Our Health and Safety Department holds regular conferences with representatives of our Divisions to reinforce our commitment to providing a safe and healthful work environment, as well as to share best practices with respect to occupational health and safety. An employee who believes we have not fulfilled our promise to provide a safe and healthful working environment can seek redress through the Magna Hotline.

4.4.2 Ergonomics Program

A key program for supporting employee well-being is our ergonomics program which aims to reduce the risk of musculoskeletal injuries. Managed by each Division’s ergonomic committee and with the support and guidance of corporate ergonomists, the program regularly evaluates Division performance against a set of established criteria.

4.5 CORPORATE ETHICS AND COMPLIANCE

4.5.1 Code of Conduct and Ethics

We are committed to conducting business in a legal and ethical manner globally. Our Code, which applies equally to all of our directors, executive officers and employees, that articulates our compliance-oriented values and expectations. The principles of the Code have been and continue to be reinforced by our Chief Executive Officer, Executive Management, Operating Group management and the Board.

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The Code addresses standards of conduct in a number of specific areas, including:

•	respect for human rights, diversity and inclusion;
•	conducting business with integrity, fairness and respect;
•	giving and receiving gifts and entertainment;
•	complying with all laws and regulations, including anti-corruption/bribery and antitrust/competition laws;
•	lobbying and political contributions;
•	full, accurate and timely public disclosures, including financial reporting;
•	prohibiting insider trading;
•	environmental responsibility;
•	occupational health and safety;
•	managing conflicts of interest;
•	careful communication, and protecting confidential and personal information;
•	compliance with related corporate policies; and
•	reporting suspected violations, and prohibiting retaliation against employees who report such violations in good faith.

The Code, which is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 25 different languages, is reviewed regularly with all amendments approved by the Board. We have also supplemented the requirements of the Code through the adoption of policies covering specific topics, including: bribery and improper payments, tooling practices, gifts and entertainment, anti-retaliation, careful communication, conflicts of interest, sanctions and trade embargoes and antitrust and competition (all of which are available on our website (www.magna.com)).

4.5.2 Ethics and Legal Compliance Program

In order to help our employees understand the values, standards and principles underlying our Code, we have implemented an ethics and legal compliance program (‘‘ELC Program’’) overseen by the Audit Committee, which includes both live and online training. We have also developed specialized compliance training modules which target specific functional audiences and high-risk regions. In addition to providing training on legal compliance and ethics topics generally, these specialized programs are designed to be interactive and incorporate real-life scenarios and exercises, which we believe amplify our compliance expectations and resonate more powerfully with participants.

The global implementation of the program is supervised by the Magna Compliance Council (‘‘Compliance Council’’), a body that includes key corporate officers representing our finance, legal, human resources, operations, internal audit, sales and marketing and ethics & compliance functions. The Compliance Council is tasked with, among other things, providing overall direction for our compliance program, approving key initiatives and ensuring that the required elements of our compliance program are being carried out globally by our cross- functional Operating Group Compliance Committees. These Operating Group Compliance Committees are supported by cross-functional regional Compliance Committees.

4.5.3 Magna Hotline

The Magna Hotline is a confidential and anonymous whistle-blower hotline which is overseen by our Audit Committee. The Hotline is available for employees and other stakeholders such as customers and suppliers to make submissions by phone or online at any time in 25 languages. Submissions are received and tracked by an independent third party service provider. Non-HR submissions to the Magna Hotline are reviewed by our Internal Audit Department and, when appropriate, an investigation is conducted. Investigations are conducted by Magna’s Internal Audit Department, Corporate Security Department, In-House Legal Department or external counsel (where applicable). We maintain an Investigations Oversight Committee, a sub-committee of the Compliance Council, which reviews such investigations on a quarterly basis to ensure consistency of discipline. The Audit Committee receives quarterly presentations from the Vice-President, Internal Audit regarding Magna Hotline activity and details of fraud, financial reporting and other non-HR-related reports.

4.6 DATA AND CYBERSECURITY/PRIVACY

4.6.1 Enterprise Cybersecurity

Our enterprise cybersecurity strategy was developed by our Information Security, Risk and Compliance Department (‘‘ISRC’’) which ultimately reports to our Chief Financial Officer. The strategy has been designed using guiding principles from our Code as well as enterprise risk considerations and aligns with industry standards including the National Institute of Standards and Technology, relevant ISO standards, and applicable customer requirements. Our Board has risk oversight responsibility for Magna’s enterprise IT/information security systems and cybersecurity program and receives reports regarding the program at periodic meetings.

Our cybersecurity initiatives are driven by five key considerations:

Identify – develop an organizational understanding of cybersecurity risk to systems, people, assets, data, and capabilities.

Protect – develop and implement appropriate safeguards to ensure against cybersecurity risk and continue to deliver critical services.

Detect – internal and external 24 x 7 monitoring of all information traffic for cyber-attacks, including ransomware and other malware;

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Respond – our Security Operations Centre has appropriate incident response plans/processes and the necessary resources and expertise to respond to detected threats.

Recover – our Security Operations Centre works with IT operations to recover as quickly as possible by rebuilding affected systems and restoring data back-ups.

We are committed to working with our customers and other stakeholders to ensure that appropriate cybersecurity standards and requirements are continually monitored and implemented as required. In addition, we ensure that we comply with all governmental rules and regulations regarding cybersecurity or privacy regulations (such as GDPR as detailed below), which directly affect cybersecurity requirements. Our selection process for third party (e.g. Cloud-based) services includes a due diligence approach that ensures that such services are evaluated using industry standard security assurance reports to assess and address the risks associated with third party technology services and aligns with our overall approach to cybersecurity.

We regularly evaluate and adjust our information security management strategy based on risk assessments, continuous monitoring and periodic independent cybersecurity maturity evaluations. This enables the ISRC to identify and prioritize responses to residual risk arising from changes to our business or the ever-changing threat landscape. Magna has developed and implemented centralized enterprise cybersecurity policies, compliance measures, as well as training and awareness programs designed to ensure that our cybersecurity strategy is executed to minimize our exposure.

Governance of cybersecurity over our shared global telecommunications and computer infrastructure is centralized under the ISRC. The ISRC has an understanding of the critical IT systems across the entire IT platform which facilitates identification of our risk exposures and the implementation of appropriate security controls. We have processes in place to ensure that our IT systems receive appropriate upgrades, including patching and other required remediation, in a timely manner.

4.6.2 Product-Embedded and Solution Software Cybersecurity

In addition to the above centralized initiatives, our decentralized operating model assigns cybersecurity accountability to our Divisions and Operating Groups with respect to manufacturing facility IT systems and risk/security issues inherent in production operations and products. However, the ISRC provides our Divisions and Operating Groups with a toolkit to help them assess product cybersecurity risk and maturity. From this assessment, our Divisions and Operating Groups are then able to determine the solutions and cybersecurity software that may be required. Our Technology Committee supports the Board through the committee’s risk oversight responsibility for Magna’s product- embedded or solution software cybersecurity.

4.6.3 Privacy

Magna is committed to preserving the privacy of our stakeholders in accordance with applicable law. Our Code articulates our approach to the privacy of our employees and protection of their personal information. We only collect, use and disclose personal information for legitimate business or employment purposes, as required by law, or with an individual’s consent. In addition, like any other asset, confidential information, which includes trade secrets and proprietary information is a valuable part of our business and we aim to safeguard it.

In addition to our general privacy and confidentiality commitments, a couple of region specific policies and practices apply including our European Data Privacy Policy (the ‘‘EU Privacy Policy’’), which contributes to ensuring compliance with the EU General Data Protection Regulation (‘‘GDPR’’), and our California Consumer Privacy Act Policy and Disclosures addressing the corresponding law.

For instance, the EU Privacy Policy sets out data protection principles, responsibilities of data controllers and processors, circumstances under which personal data can be transferred, rights of data subjects and actions that must be taken in case of data breach. Furthermore, a training program has been implemented to address data privacy awareness to all EU employees and those employees outside of the EU who are handling personal data of EU residents. Finally, those employees across our organization responsible for handling privacy requests by EU data subjects or for addressing data breaches have been provided with the tailored training and resources to carry out such responsibilities. The EU Privacy Policy is accompanied by a variety of formal and comprehensive procedures, developed and overseen by our Compliance Council.

A similar set of Policies and Measures for the newly adopted Brazilian Data Protection Regulation is underway. Furthermore, Magna keeps a close view on the fast changing data privacy landscape in other regions with Magna operations.

4.7 SUPPLY CHAIN RESPONSIBILITY

4.7.1 Supplier Code of Conduct

We have introduced a Supplier Code of Conduct and Ethics (‘‘Supplier Code’’) which outlines the principles we apply internally at Magna through our Code, as well as expectations we have for every company that supplies goods or services to Magna, relating to, among other things:

•

ethical business conduct, such as compliance with antitrust/competition, anti-corruption/bribery and export controls laws; conflict minerals reporting; avoidance and reporting of conflicts of interest; and protection of Magna intellectual property and confidential information;

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•	employee rights, including those rights set out in our Employee’s Charter, Global Working Conditions and Global Labour Standards Policy; and

•	environmental responsibility and compliance.

The Supplier Code forms an integral part of our overall contractual relationship with our suppliers. We expect the standards set out in the Supplier Code to be met by our suppliers, even in jurisdictions where meeting such standards may not be considered part of the usual business culture and a failure to do so can result in the termination by Magna of the supply relationship. The full text of our Supplier Code is available on our website (www.magna.com).

We continue to support and participate in industry efforts to develop common standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of sustainability in our supply chain.

4.7.2 Global Working Conditions in our Supply Chain

We expect that our supply chain will adhere to our Global Working Conditions and our Supplier Code, which prohibit the use of child, underage, slave or forced labour. Our Global Working Conditions are an integral part of our supplier package that emphasize the importance of maintaining global working conditions and standards that result in dignified and respectful treatment of all employees within all our global operating locations, as well as those of our supply chain. A failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

4.7.3 Supply Chain Management

4.7.3.1 General

Magna’s supply chain management group focuses on a number of elements that we believe are integral to world class supply chain management, such as: common global key performance indicators (KPIs); specific roles and responsibilities; processes and standards; global training; and risk management.

The global KPIs we use are focused on purchasing savings, supplier ratings, supplier quality measurements and supplier diversity. All four of these KPIs are standardized globally. We use cross-functional sourcing teams to help ensure compliance with our internal standards when we place new business within our supply base. In order to promote awareness of the key elements of our supply chain risk management program, including the requirements in our Supplier Code, we provide a global training program on an ongoing basis to internal purchasing employees.

We continue to increase digitization of our supply chain management, including focusing on spend analytics and online transportation risk tracking, as well as electronic tagging and tracing of certain assets.

4.7.3.2 Supplier Reviews

We review production suppliers in order to assess their overall quality, performance and financial health. During operational assessments, we also consider the presence and effectiveness of any internal policies and programs that suppliers have in place to address issues concerning the environment, health and safety, human rights, social responsibility, business ethics and compliance. Furthermore, we use a scorecard to provide ongoing monitoring and assessment of suppliers, which tracks (among other things) whether suppliers have certain industry-recognized environmental and health and safety certifications, such as ISO 14001 and ISO 18001. No suppliers were terminated in 2019 as a result of a violation of working conditions or human rights.

4.7.3.3 Phytosanitation Program

We maintain a phytosanitation program aimed at preventing the introduction and spread of plant diseases (i.e., pests and mold) through the cross-border import/export process. Our phytosanitation policy which applies to suppliers and shippers aligns with the International Plant Protection Convention (IPPC) standard for treatment of wood packaging material (e.g., wooden pallets), and includes the requirements of ISPM-15 (International Standards for Phytosanitary Measures). Our phytosanitation program includes training sessions for internal employees and suppliers, as well as reviews aimed at confirming compliance with our policy.

4.7.3.4 Supplier Diversity

To support the supplier diversity efforts which form part of our supply chain management program, we participate as a corporate member of several industry-recognized suppler diversity organizations, including the Michigan Minority Supplier Development Council (MMSDC), Great Lakes Women’s Business Council (GL-WBC), the Canadian Aboriginal and Minority Supplier Council (CAMSC), National Veteran Business Development Council (NVBDC), Women Business Enterprises Canada Council (WBE Canada) and WEConnect International. We are also involved with a number of supplier diversity advocacy events, conferences, and procurement fairs, including many organized by our OEM customers, such as GM Supplier Connections, FCA MatchMaker, BMW Supplier Diversity Conference, Toyota Opportunity Exchange and Honda Network Partnership. We are proud to have received awards for our supplier diversity efforts from two of our customers, GM and Toyota in past years.

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4.7.3.5 Conflict Minerals Reporting

Consistent with the approach taken by our customers, suppliers and other fellow members of the Automotive Industry Action Group with respect to ‘‘conflict minerals’’, we are engaged in an annual process of determining whether any products which we make or buy contain such ‘‘conflict minerals’’. Our latest conflict minerals report is available on our website www.magna.com and on the SEC’s EDGAR website (www.sec.gov/edgar). We continue to engage with our suppliers to increase awareness, and accuracy, of ‘‘conflict minerals’’ reporting requirements and, through our membership in the Responsible Minerals Initiative (RMI), support continuing cross-industry efforts to identify and validate conflict-free smelters and refiners.

4.8 CONTRIBUTING TO COMMUNITIES IN WHICH WE OPERATE

4.8.1 Commitment to Communities and Society

Magna recognizes the importance of giving back to society. We have a long history of supporting many global social and charitable causes, primarily in the communities around the world in which our employees live and work. In 2019, our Corporate, Operating Groups and Divisions made close to 1,000 charitable donations and sponsorships around the world. While much of our corporate giving is to general philanthropic causes, we have identified seven United Nations Sustainable Development Goals that most directly relate to our business, as follows:

In addition, Magna’s Employee Disaster Relief Fund provides financial assistance to eligible employees and their families in the event they are victims of a disaster. In 2019, the program helped 26 employees in China, Czech Republic, Mexico, Poland, Serbia, India, Russia, Germany, Canada and the United States.

4.8.2 Support for Employee-Led Efforts

We encourage and support our employees who devote their time, energy and passion to making a positive contribution to their workplace and communities through direct giving, special events, fundraising and volunteer work.

In order to further support and enhance employee fundraising efforts, we maintain a Magna Matching Program, which matches donations by Magna employees to qualified, non-profit initiatives, up to specified amounts. Since the beginning of the program in 2017, Magna has matched the funds raised by Magna employees in more than 200 projects globally. In 2019, Magna’s CEO challenged Magna employees to reach $2,000,000 in charitable matches by 2021. Magna employees have responded and are well on their way to achieving this ambitious goal.

Since 2017, Magna employees around the world have participated with World Vision’s Global 6K for Water to help set up new clean water sources in Africa, India and Haiti. In 2019, more than 6,000 of our employees from 13 different countries supported this one-day, worldwide event that unites thousands of people who run and walk to help bring clean water to those in need. Since 2017, our employees have raised more than $1,000,000 as part of the Global 6K for Water event.

We are also a leading sponsor and supporter of FIRST, an international organization which supports students with an interest in engineering and technology fields. FIRST organizes mentor-based programs that help participants build science, engineering and technology skills while also fostering self-confidence, communication skills and leadership. For more than a decade, Magna has volunteered with, provided mentorship to and led various FIRST teams and programs, including its robotics competition, that have engaged thousands of students globally.

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5. SUSTAINABILITY METRICS

This Sustainability Report marks the first time that Magna has reported to the SASB framework. SASB establishes and maintains industry-specific standards that assist companies in disclosing sustainability information to investors. SASB metrics indicated below are identified by the relevant SASB Auto Parts Sustainability Accounting Standard code. We caution readers that our processes to collect and validate the energy, emissions and water data shown below are not as mature as those related to financial data, but we are committed to enhancing both the data collection/validation processes and thus the quality of the data, in the coming years.

5.1 ENERGY MANAGEMENT AND EMISSIONS

5.1.1 Energy

Energy management data is set out below.

SASB Accounting Metric (TR-AP-130a.1)	2019(1)	2018	2017
Aggregate amount of energy consumed by Magna	23,020,389 GJ	22,604,666 GJ	22,295,658 GJ
Percentage of energy consumed by Magna that was supplied from grid electricity	55%	56%	58%

(1) Preliminary Data.

In connection with our efforts to promote energy efficiency, we are developing energy reduction targets for each of our Operating Groups.

We do not currently collect data on the proportion of energy consumed which is renewable, but we are implementing processes to collect and validate such data for future disclosure.

5.1.2 Emissions

Energy consumed can be converted to CO2 emissions based on regional conversion factors. In order to help us and our stakeholders better assess trends related to the emissions we generate, we track emissions ‘‘intensity’’ on the basis of total sales, employee headcount and aggregate square footage of our facilities and offices. These intensity metrics assist us in determining whether we are becoming more efficient by normalizing emissions on a per dollar of sales, per employee and per square footage basis. The raw data for Scope 1 & 2 emissions, together with intensity metrics are set out below.

	2019		2018	2017	2016
Scope 1 & 2 emissions (metric tons)	2,126,678	(1)	2,120,298	2,135,881	2,051,031
Sales (USD, millions)	39,431		40,827	38,946	36,445
Employees	165,000		174,000	168,000	155,000
Square Footage (million sq. ft)	86.6		86.5	76.3	72.7

(1) Preliminary data.

Using 2016 as the baseline, the foregoing data demonstrates the following the trends for the three full years 2017 to 2019:

•	Sales grew at a compound growth rate of 8.2% vs. emissions growth of 3.7%
•	Employee count grew 6.5% vs. emissions growth of 3.7%
•	Square footage grew 19.1% vs. emissions growth of 3.7%

Converting the emissions data into intensity relative to Sales, employee headcount and square footage generates the following metrics:

	2019	2018	2017	2016
Sales Intensity (CO2 metric tons/$ Sales)	0.0000539	0.0000519	0.0000548	0.0000563
Employee Intensity (metric tons/employee)	12.89	12.19	12.71	13.23
Square Footage Intensity (metric tons/sq. ft.)	0.0246	0.0245	0.0280	0.0282

The intensity metrics demonstrate a positive trend of decreasing carbon intensity, as follows:

•	Sales intensity: -4.3%
•	Employee intensity: -2.6%
•	Square footage intensity: -12.8%

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5.2 WATER AND WASTE MANAGEMENT

5.2.1 Water

Water use data is set out below:

Description	2019(1) (ML)	2018 (ML)	2017 (ML)
Water withdrawals	7,621	8,101	7,870

(1) Preliminary Data.

We have implemented a 1.5% per year water reduction target, with the aim of reducing water use 15% by 2030, in each case referencing 2019 as the baseline year.

5.2.2 Waste

Waste reduction and scrap elimination are important considerations in our manufacturing activities, including as part of our efforts to achieve World Class Manufacturing objectives in our facilities globally. We have begun the process of collecting and validating waste data and expect to be able to report our 2020 data in our 2021 Sustainability Report. We have implemented a zero waste to landfill target, with the aim of eliminating landfill-bound waste by 2022.

5.3 ENVIRONMENTAL REMEDIATION

The aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on Magna to date and are set out below.

Description	2019		2018
Annual remediation expenses	<$	1.0m	$1.1m
Aggregate remediation balance for known events		$13.4m	$14.3m

5.4 PRODUCT SAFETY

Magna is at risk for product warranty costs, which include product liability and recall costs, and is currently experiencing increased customer pressure to assume greater warranty responsibility. For most types of products, we only account for existing or probable product warranty claims. However, for certain complete vehicle assembly, powertrain systems and electronics contracts, Magna records an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or Magna’s warranty experience. Product liability and recall provisions are established based on Magna’s best estimate of the amounts necessary to settle existing claims, which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to remove and replace the defective part; and the customer’s administrative costs relating to the recall. Where applicable, such provisions are booked net of recoveries from sub-suppliers and along with related insurance recoveries. Due to the uncertain nature of the net costs, actual product liability costs could be materially different from our best estimates of future costs.

In 2019, our warranty accrual increased by $44 million compared to 2018. See Note 16 of our consolidated financial statements for the year ended December 31, 2019, which have been filed on SEDAR and are on Magna’s website (www.magna.com).

5.5 FUEL EFFICIENCY

Our product strategy, which is discussed in ‘‘Section 4 – Our Business & Strategy – Our Business Strategy’’ of this AIF, includes as a core element the supply of product solutions which support our customers’ objectives of increased fuel efficiency and reduced vehicle CO2 emissions. We do not currently track total revenue from products designed to increase fuel efficiency and/or reduce emissions.

5.6 MATERIALS SOURCING

We address strategic risks regarding critical materials with more limited supply in a number of ways, including: diversification of suppliers; carrying excess inventory, where appropriate; and, designing and engineering our products to minimize the use of scarce/limited materials, where not constrained by customer specifications.

With respect to reputational risk related to critical materials, we maintain a conflict minerals program, including an annual process of determining whether any of our products contain conflict minerals, and through our membership in the responsible mineral initiative (RMI) supporting continuing cross-industry efforts to identify conflict-free smelters and refiners.

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5.7 COMPETITIVE BEHAVIOUR

Magna’s policy is to comply with all applicable laws, including antitrust and competition laws. Our Corporate Ethics and Compliance Program is described in Section 4.5 ‘‘Corporate Ethics and Compliance’’ of this Sustainability Report.

We previously completed a global review focused on antitrust risk and do not currently anticipate any material liabilities in connection with the review. See ‘‘Section 10 – Legal Proceedings’’ of this AIF with respect to our anti-trust investigation being conducted by the Brazilian Federal Competition Authority.

SASB Accounting Metric (TR-AP-520a.1)	2019	2018
Total amount of monetary losses incurred as a result of legal proceedings associated with anti-competitive behavior regulations	NIL	NIL

5.8 HEALTH & SAFETY

We are committed to providing a safe and healthful workplace for our employees. This commitment is fulfilled through a regular program of health and safety audits and inspections of our global facilities. In connection with our health and safety program we track the frequency and severity of workplace accidents.

Description	2019	2018
Accident Frequency Rate(1)(3)	1.04	1.01
Accident Severity Rate(2)(3)	12.35	11.57

(1) Frequency 1.0 translates to 1 injury or illness per 5,000 employees working 1,000,000 hours.

(2) Severity 10.0 translates to 50 lost work days over the course of 1,000,000 hours.

(3) Global production facilities and certain engineering locations.

The occurrence of injuries and fatalities is a matter of significant concern for both management and the Board. The CGCNC reviews the circumstances related to significant injuries and all fatalities of employees or third parties on Magna properties and reports same to the Board. There were no employee fatalities at Magna’s facilities during 2019 or 2018.

5.9 DIVERSITY

Diversity within our employee population is important to us and we strive to create an inclusive work environment throughout our company. As part of our efforts to promote an inclusive workplace, we track metrics relating to gender diversity in our workforce.

Description	2019
Percentage of global employees who are women (wholly-owned operations)	26%
Women in key positions	15	%(1)
Women on the Board of Magna	36%

(1) 550 women in key positions out of 3600.

5.10 REPORTING

In addition to this Sustainability Report, we participate in CDP (formerly Carbon Disclosure Project), a not-for-profit project designed to provide investors with information relating to corporate GHG emissions, water use and perceived corporate risk due to climate change. We also file a conflict minerals report, available on www.sec.gov/edgar, in accordance with SEC requirements, and publish a slavery and human trafficking statement on our website, at www.magna.com. Magna also provides sustainability reporting directly to our customers. These assessments are supplier requirements and typically follow common reporting templates approved by automotive industry associations in North America (Automotive Industry Action Group) and Europe (CSR Europe/Drive Sustainability).

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MAGNA
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Magna International Inc.
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Canada L4G 7K1
Telephone: (905) 726-2462
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